                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 Current Report
                      Pursuant to Section 13 or 15d of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 28, 2003

                                  SPIEGEL, INC.

             (Exact name of registrant as specified in its charter)

Delaware                         0-16126                     36-2593917
(State or other                  (Commission file            (I.R.S. Employer
jurisdiction of                  number)                     Identification No.)
incorporation or
organization)

                               3500 Lacey Road
                               Downers Grove, IL                 60515-5432
                    (Address of principal executive offices)     (Zip Code)

                                 (630) 986-8800
              (Registrant's telephone number, including area code)

                                    No Change
          (Former name or Former address, if changed since last report)

                                INTRODUCTORY NOTE

As previously reported, on March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneously with the filing of the SEC's complaint, the Company announced that it had entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, the Company consented to the entry of a partial final judgment, which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act and various rules and regulations thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days regarding accounting irregularities. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation. Under subsequent orders of the court, the independent examiner's report is presently scheduled to be issued in early September 2003.

As a result of the ongoing investigation, the Company's officers are not in a position to certify the Company's financial statements as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. In addition, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements and reviews of the Company's quarterly financial statements until the Company was able to provide the required officer certifications and KPMG LLP had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment. As a result of the above, the Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's failure to timely file its 2002 Form 10-K and one or more Form 10-Qs with the SEC as required; provided that, among other things, (1) the Company files the financial statements that would have been included in its 2002 Form 10-K and a management's discussion and analysis covering the financial statements on or before May 15, 2003, and (2) the Company files the financial statements that would have been included in any such Form 10-Qs in a timely manner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-General-SEC Examination and Appointment of an Independent Examiner" for a more detailed discussion of these SEC proceedings.

As a result, the Company is filing its financial statements for the second quarter ended June 28, 2003 and related notes in this report. However, the second quarter 2003 financial statements included in this report, and the financial information derived from these financial statements, have not been reviewed in accordance with Statement on Auditing Standards ("SAS") No. 100 and, accordingly, the Company cannot give investors any assurance that the financial information contained herein will not be subject to future adjustment. In addition, any financial information derived from the Company's 2002 fiscal year financial statements have not been audited or reviewed in accordance with SAS No. 100 and may similarly be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether these conclusions will require any adjustments to the Company's financial statements or disclosures. In addition, the Company's pending bankruptcy case or the formation or consummation of a plan of reorganization may result in the need to adjust the financial statements or disclosures included in this report. Future events may also result in adjustments to the financial statements or disclosures.

Item 5. Other Events

                         SPIEGEL, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
                           CONSOLIDATED BALANCE SHEETS
               ($000s omitted, except share and per share amounts)
                                   (unaudited)

                                                                  June 28,      June 29,    December 28,
                                                                    2003          2002         2002
                                                                ------------   ----------   -----------
ASSETS

Current assets:
   Cash and cash equivalents                                    $    122,917   $  118,558    $  165,401
   Receivables, net                                                   54,355      583,009        90,674
   Inventories                                                       342,554      456,823       427,024
   Prepaid expenses                                                   67,146       99,660        73,120
   Refundable income taxes                                             1,537        2,516            --
   Assets of discontinued operations                                  77,439      354,441       191,814
                                                                ------------   ----------   -----------
      Total current assets                                           665,948    1,615,007       948,033
                                                                ------------   ----------   -----------
Property and equipment, net                                          268,701      327,030       304,124
Intangible assets, net                                               135,721      135,357       135,721
Other assets                                                          34,850      228,920        97,882
                                                                ------------   ----------   -----------
      Total assets                                              $  1,105,220   $2,306,314    $1,485,760
                                                                ============   ==========   ===========

LIABILITIES and STOCKHOLDERS' (DEFICIT) EQUITY

Liabilities not subject to compromise
   Current liabilities:
      Current portion of long-term debt                         $     48,000   $1,140,857    $1,140,857
      Related party debt                                                  --      160,000       160,000
      Accounts payable and accrued liabilities                       301,710      409,345       416,066
      Liabilities of discontinued operations                          83,808      480,765       258,234
      Income taxes payable                                                --           --           191
                                                                ------------   ----------   -----------
      Total current liabilities                                      433,518    2,190,967     1,975,348
                                                                ------------   ----------   -----------
Liabilities subject to compromise                                  1,429,493           --            --
                                                                ------------   ----------   -----------

      Total liabilities                                            1,863,011    2,190,967     1,975,348
                                                                ------------   ----------   -----------

Stockholders' (deficit) equity:
   Class A non-voting common stock, $1.00 par value;
      authorized 16,000,000 shares; 14,945,144 shares issued
      and outstanding                                                 14,945       14,945        14,945

   Class B voting common stock,  $1.00 par value; authorized
      121,500,000 shares; 117,009,869 shares issued and
      outstanding                                                    117,010      117,010       117,010
   Additional paid-in capital                                        329,489      329,489       329,489
   Accumulated other comprehensive loss                              (26,309)      (9,975)      (35,631)
   Accumulated deficit                                            (1,192,926)    (336,122)     (915,401)
                                                                ------------   ----------   -----------
      Total stockholders' (deficit) equity                          (757,791)     115,347      (489,588)
                                                                ------------   ----------   -----------
      Total liabilities and stockholders' (deficit) equity      $  1,105,220   $2,306,314    $1,485,760
                                                                ============   ==========   ===========

See accompanying notes to consolidated financial statements.

                         SPIEGEL, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               ($000s omitted, except share and per share amounts)
                                   (unaudited)

                                                                Thirteen Weeks Ended        Twenty-six Weeks Ended
                                                            ---------------------------   ---------------------------
                                                              June 28,       June 29,       June 28,        June 29,
                                                                2003           2002           2003           2002
                                                            ------------   ------------   ------------   ------------
Net sales and other revenues:
   Net sales                                                $    426,613   $    533,540   $    840,180   $  1,070,506
   Finance revenue                                                   609          5,158        (30,460)        18,069
   Other revenue                                                  45,695         66,948         96,561        134,100
                                                            ------------   ------------   ------------   ------------
                                                                 472,917        605,646        906,281      1,222,675

Cost of sales and operating expenses:
   Cost of sales, including buying and occupancy expenses        291,457        325,637        552,732        668,694
   Selling, general and administrative expenses                  242,403        320,040        513,775        623,472
                                                            ------------   ------------   ------------   ------------
                                                                 533,860        645,677      1,066,507      1,292,166

Operating loss                                                   (60,943)       (40,031)      (160,226)       (69,491)

Interest expense (contractual interest for the 13 and
   26 weeks ended June 28, 2003 was $23,432 and
   $44,624, respectively)                                          1,200         16,067         18,887         29,978
                                                            ------------   ------------   ------------   ------------

Loss from operations before reorganization items and
   minority interest                                             (62,143)       (56,098)      (179,113)       (99,469)

Reorganization items, net                                        (84,422)            --        (98,412)            --
                                                            ------------   ------------   ------------   ------------

Loss from operations before minority interest                   (146,565)       (56,098)      (277,525)       (99,469)

Minority interest in (income) loss of consolidated
   subsidiary                                                         --             (6)            --             26
                                                            ------------   ------------   ------------   ------------
Net loss                                                    $   (146,565)  $    (56,104)  $   (277,525)  $    (99,443)
                                                            ============   ============   ============   ============

Net loss per common share:
   Basic and diluted                                        $      (1.11)  $      (0.42)  $      (2.10)  $      (0.75)
                                                            ============   ============   ============   ============
Weighted average number of common shares outstanding:
   Basic                                                     131,955,013    131,955,013    131,955,013    131,955,013
                                                            ============   ============   ============   ============
   Diluted                                                   131,955,013    131,955,013    131,955,013    131,955,013
                                                            ============   ============   ============   ============

See accompanying notes to consolidated financial statements.

                         SPIEGEL, INC. AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 ($000s omitted)
                                   (unaudited)

                                                                                     Twenty-six Weeks Ended
                                                                                     ----------------------
                                                                                      June 28,    June 29,
                                                                                       2003        2002
                                                                                     ---------   ---------
Cash flows from operating activities:
   Net loss                                                                          $(277,525)  $ (99,443)
      Adjustments to reconcile net loss to net cash used in operating activities:
      Reorganization items, net                                                         98,412          --
      Depreciation and amortization                                                     29,907      35,425
      Net pretax losses on sale of receivables                                          20,479       4,718
      Minority interest in loss of consolidated subsidiary                                  --         (26)
      Change in assets and liabilities:
         Decrease in receivables, net                                                   16,340      50,606
         Decrease in inventories                                                        86,330      20,724
         (Increase) decrease in prepaid expenses                                         6,130     (11,342)
         Increase (decrease) in accounts payable and other accrued liabilities          62,538     (67,771)
         (Increase) decrease in refundable income taxes                                 (1,728)      3,282
                                                                                     ---------   ---------
   Net cash provided by (used in) operating activities before reorganization items      40,883     (63,827)
                                                                                     ---------   ---------

   Net cash used for reorganization items                                              (24,173)         --
                                                                                     ---------   ---------
   Net cash provided by (used in) operating activities                                  16,710     (63,827)
                                                                                     ---------   ---------

Cash flows from investing activities:
   Net additions to property and equipment                                                (255)     (2,512)
   Net reductions (additions) to other assets                                            1,025     (71,564)
                                                                                     ---------   ---------

Net cash provided by (used in) investing activities                                        770     (74,076)
                                                                                     ---------   ---------

Cash flows from financing activities:
   Issuance of debt                                                                         --     387,000
   Payment of debt                                                                          --    (138,000)
   Increase in deferred financing fees                                                      --      (1,676)
   Contribution from minority interest of consolidated subsidiary                           --          57
                                                                                     ---------   ---------
Net cash provided by financing activities                                                   --     247,381
                                                                                     ---------   ---------
Net cash used in discontinued operations                                               (60,051)    (20,548)
                                                                                     ---------   ---------
Effect of exchange rate changes on cash                                                     87         100
                                                                                     ---------   ---------

Net change in cash and cash equivalents                                                (42,484)     89,030
Cash and cash equivalents at beginning of period                                       165,401      29,528
                                                                                     ---------   ---------
Cash and cash equivalents at end of period                                           $ 122,917   $ 118,558
                                                                                     =========   =========
Supplemental cash flow information:
   Cash paid during the period for:
         Interest                                                                    $  18,725   $  38,134
                                                                                     =========   =========
         Income taxes                                                                $   1,701   $     517
                                                                                     =========   =========

See accompanying notes to consolidated financial statements.

                         Spiegel, Inc. and Subsidiaries
                              Debtors-in-Possession
                   Notes to Consolidated Financial Statements
                    ($000s omitted, except per share amounts)
                                   (unaudited)

(1)  PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

In February 2002, the Company determined, with the lending institutions under its $750 million revolving credit agreement, that a material adverse change had occurred due to the Company's operating performance in the fourth quarter of 2001 and the estimated loss recorded on the expected sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002, the Company was in default of the financial covenants and other covenants on its other non-affiliate loan agreements. See "-Liquidity and Capital Resources" below for a description of these agreements and defaults.

In March 2003, First Consumers National Bank ("FCNB") notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company's asset backed securitizations. See "Management's Discussion & Analysis--Pay Out Events and Cancellation of Credit Cards" below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption "In re:
Spiegel, Inc., et al. Case No. 03-11540 (CB)." Spiegel and these subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the bankruptcy process, the Company will continue to operate its business as an ongoing business, but may not engage in transactions outside the ordinary course of business without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case:
FCNB, First Consumers Credit Corporation (FCCC), Financial Services Acceptance Corporation (FSAC) and Spiegel Acceptance Corporation (SAC). As a result of the Company's decision in the fourth quarter of fiscal 2001 to sell the bankcard segment, the assets and liabilities of FCNB, FCCC and FSAC, the Company's subsidiaries included in its bankcard segment, were reflected as discontinued operations in the Company's financial statements beginning in the fourth quarter of fiscal 2001. As discussed below, the Company's special purpose bank, FCNB, began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan agreed to with the Office of the Comptroller of the Currency (the "OCC"). The assets of SAC at June 28, 2003 consist primarily of cash and receivables approximating $2 million, which relate to the private-label credit card operation. The primary changes from the first quarter of 2003 to the second quarter of 2003 represent reductions in cash of $9 million for payments made to the trust, reductions in other receivables of $2 million for collections in the second quarter of 2003, and lower prepaid expenses of approximately $5 million principally for prepaid interest which was expensed in the second quarter of 2003. The liabilities of SAC total approximately $20 million at June 28, 2003 and represent primarily accrued expenses. The primary changes from the first quarter of 2003 to the second quarter of 2003 reflect additional liabilities incurred for amounts owed to credit card customers and amounts owed to the trust related to merchandise returns.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet

Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the total amount, which was later reduced to $350 million. The DIP Facility will be used to supplement the Company's existing cash flow during the reorganization process. See Note 9.

As a result of the Chapter 11 filing, the realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code and subject to approval of the bankruptcy court or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for some amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts and classifications in the historical consolidated financial statements.

The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business and in accordance with Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Accordingly, all pre-petition liabilities subject to compromise have been segregated in the unaudited consolidated balance sheets and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization are reported separately as reorganization items, net in the unaudited consolidated statements of operations. Cash used for reorganization items is disclosed separately in the unaudited consolidated statements of cash flows. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to any adjustments relating to the recoverability and classification of assets, the amount and classification of liabilities or the effects on existing stockholders' deficit that may occur as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the ability of the Company to continue as a going concern.

In July 2003, the Company received bankruptcy court approval to implement a Key Employee Retention Plan ("KERP"), which provides cash incentives to certain members of the management team and other employees. The KERP is intended to encourage employees to continue their employment with the Company through the reorganization process. The KERP is being finalized and the Company is in the process of implementing it.

The Company's ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces. The Company cannot predict at this time the effect that the Chapter 11 case will have on its operations, particularly its net sales and its access to, and the cost of, goods sold.

Included below are the unaudited condensed combined financial statements of the debtor entities. The figures included below are subject to change as discussed in the Introductory Note.

                    Debtors' Condensed Combined Balance Sheet
                                   (unaudited)

Assets:
Current assets                                    $  586,096
Property and equipment, net                          268,701
Intangible assets, net                               135,721
Other assets                                          27,071
                                                  ----------
Total assets                                      $1,017,589
                                                  ==========

Liabilities:
Current liabilities                               $  333,336
Liabilities subject to compromise                  1,429,493
Investments in and advances to
  non-debtor subsidiaries, net                        12,551
                                                  ----------
Total liabilities                                  1,775,380
Stockholders' deficit                               (757,791)
                                                  ----------
Total liabilities and stockholders' deficit       $1,017,589
                                                  ==========

              Debtors' Condensed Combined Statements of Operations
            For the thirteen and twenty-six weeks ended June 28, 2003
                                   (unaudited)

                                              Thirteen Weeks Ended   Twenty-six Weeks Ended
                                                  June 28, 2003           June 28, 2003
                                              --------------------   ----------------------
Net sales and other revenue                        $ 472,882               $   936,660
Cost of sales and operating expenses                (518,544)               (1,024,402)
Equity in losses of non-debtor subsidiaries          (18,833)                  (84,256)
                                                   ---------               -----------
Operating loss                                       (64,495)                 (171,998)
Interest income (expense)                              2,352                    (7,115)
Reorganization items, net                            (84,422)                  (98,412)
                                                   ---------               -----------
Net loss                                           $(146,565)              $  (277,525)
                                                   =========               ===========

               Debtors' Condensed Combined Statement of Cash Flows
                  For the twenty-six weeks ended June 28, 2003
                                   (unaudited)

Net cash used in operating activities              $ (13,101)
Net cash used for reorganization items               (24,173)
Net cash provided by investing activities                700
Effect of exchange rate changes on cash                   87
                                                   ---------
Net decrease in cash and cash equivalents            (36,487)
Cash and cash equivalents at beginning of period     157,796
                                                   ---------
Cash and cash equivalents at end of period         $ 121,309
                                                   =========

(2)  BASIS OF PRESENTATION

The Company has filed, pursuant to the terms of the SEC Judgment (see Introductory Note), its consolidated financial statements for the thirteen and twenty-six weeks ended June 28, 2003 and related notes in this report. However, all 2002 financial information contained in this report is unaudited and 2003 information has not been reviewed in accordance with SAS No. 100 and the Company can give no assurance that the financial information contained herein will not be subject to future adjustment. Specifically, the Company is unable at this time to predict what the independent examiner's report will conclude or whether those conclusions will require any adjustments to the Company's financial statements. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to adjust the financial statements included in this report.

The consolidated financial statements include the accounts of Spiegel, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

As described in Note 10, the Company is in the process of liquidating its bankcard business and has reflected the bankcard business as a discontinued operation. FCNB submitted a liquidation plan to the OCC and has begun its formal liquidation. In addition, in March 2003 the Company also discontinued charging privileges on all of its private-label credit cards. On or about June 25, 2003, Cardholder Management Services ("CMS") a subsidiary of Cardworks, was appointed the successor servicer for the private-label receivables portfolio related to the discontinued private-label cards and has assumed servicing responsibilities. FCNB has been informed that The Bank of New York, as securitization trustee, appointed First National Bank of Omaha as the successor servicer for the bankcard receivables portfolio on or about June 25, 2003.

The merchant companies have issued a limited number of private-label credit cards directly rather than through FCNB, which were serviced by FCNB. As a result of the impending liquidation of FCNB, the Company has determined to cease issuing new private-label credit cards internally and has stopped honoring existing cards at its merchant companies. In June 2003, the Company sold these merchant issued credit card receivables, which had a balance of approximately $5 million, for approximately $4 million to First National Bank of Omaha. On April 28, 2003, the Company announced that it had entered into a ten-year agreement with Alliance Data Systems ("Alliance Data"), the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. Services provided by Alliance Data under this agreement include establishing credit criteria for customer acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new Alliance Data credit card program is separate from and has no relation to the Company's existing or prior credit card programs. Alliance Data began issuing cards under this program in May 2003.

The Company is charged a customary fee on all credit transactions with Alliance Data . In addition, payments to the Company for customer purchases made with their Alliance Data-issued cards are subject to a 20% "holdback". The holdback currently equals 20% of the principal portion of the receivable balance for Spiegel accounts financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its operating expenses and principal balance write-offs in connection with customers' failure to pay their credit card accounts under certain circumstances, including cessation of the Company's business or termination of the agreement or its funding arrangement. The agreement also contains certain restrictions limiting the Company's ability to make significant changes to its operations. Upon the Company's emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated if the Company satisfies certain financial criteria. The Company has recorded the holdback, which approximates $1 million as of June 28, 2003, as a receivable in the consolidated balance sheet. As of June 28, 2003, a reserve was not recorded against this receivable as the Company believes that the balance is collectible. The Company will assess the collectability of the receivable balance each period based upon the collection rates on the credit cards and the likelihood that the Company will emerge from Chapter 11 and will be able to meet the financial criteria contained in the agreement. In the event the agreement is terminated under certain circumstances, the Company is required to purchase a substantial portion of the unpaid and outstanding accounts including outstanding finance charges and fees.

The consolidated financial statements included herein are unaudited and have been prepared from the books and records of the Company in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission. All adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of financial position and operating results for the interim periods are reflected. These consolidated financial statements should be read in conjunction with the unaudited consolidated financial statements and notes thereto included in the Company's 8-K filing, dated May 15, 2003, which includes unaudited consolidated financial statements for the fiscal year ended December 28, 2002. Due to the seasonality of the Company's business, results for interim periods are not necessarily indicative of the results for the year.

(3)  INTANGIBLE ASSETS

Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which supercedes Accounting Principles Bulletin ("APB") Opinion No. 17, "Intangible Assets," establishes financial accounting and reporting standards for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are not amortized but rather tested for impairment annually, or more frequently if impairment indicators arise. The Company's intangible assets with indefinite lives principally represent goodwill and trademarks from businesses acquired (principally Eddie Bauer). Effective at the beginning of fiscal 2002, the Company ceased amortization of goodwill and trademarks upon adoption of SFAS No.
142. Upon adoption of SFAS No. 142, a transitional goodwill impairment test was required.

In the second quarter of fiscal 2002, the Company completed the transitional goodwill impairment test. The fair value of the reporting unit was estimated using both a discounted cash flow model and a market comparable approach (as prescribed in SFAS No. 142), which resulted in no goodwill impairment. The Company performed its annual impairment test in the fourth quarter of fiscal 2002 and an additional impairment test in the first quarter of fiscal 2003, neither of which resulted in any impairment. However, if additional changes occur during the reorganization process, including the closing of additional Eddie Bauer stores, the Company may be required to write-off any impaired portion of the assets, which could have a material adverse effect on the operating results in the period in which the write-off occurs.

The carrying amount for each intangible asset class with an indefinite life is as follows:

                   June 28,   June 29,   December 28,
                     2003       2002         2002
                   --------   --------   ------------
Goodwill           $ 76,601   $ 76,601     $ 76,601
Trademarks           58,756     58,756       58,756
                   --------   --------     --------
                   $135,357   $135,357     $135,357
                   ========   ========     ========

In addition to the amounts disclosed above, the Company also has $364 in pension related intangible assets.

(4) DERIVATIVES AND HEDGING ACTIVITIES

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. All derivative financial instruments, such as interest rate swap agreements and foreign currency forward contracts, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative are recorded in other comprehensive loss and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

As described in Note 1, the Company and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on March 17, 2003. As a result of this filing, all of the Company's derivative financial instruments were deemed ineffective, and as such, the Company recognized in the first quarter of 2003 in the consolidated statement of operations expenses of approximately $6,960, which have been included in reorganization items, net (see Note 7). Losses related to these cash flow hedges were previously included in accumulated other comprehensive loss in the stockholders' (deficit) equity section of the consolidated balance sheet. As of June 28, 2003, these derivative financial instruments totaling approximately $6,960 are reflected in liabilities subject to compromise and represent the fair value of the derivative financial instruments as of March 17, 2003.

USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Historically, the Company has used derivative financial instruments principally to manage the risk that changes in interest rates would affect the amount of its future interest payments, and to a lesser extent, to manage risk associated with future cash flows in foreign currencies. The Company did not enter into derivative financial instruments for any purpose other than cash flow hedging purposes. The Company did not use derivative financial instruments for trading or other speculative purposes

INTEREST RATE RISK MANAGEMENT

Historically, the Company used a mix of fixed- and variable-rate debt to finance its operations. Variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company would enter into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company received variable interest rate payments and made fixed interest rate payments; thereby creating fixed-rate debt. The variable-rate of interest received was based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on variable-rate debt. These interest rate swaps were determined to be effective; therefore, changes in fair value were reflected in other comprehensive loss and not recognized in earnings until the related interest payments were made.

The Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with termination dates from March 1996 to December 2004. The notional amount of the interest swap agreement was $30,000. The fair value of the swap agreement at March 17, 2003 and December 28, 2002 was approximately $(3,459) and $(3,351), respectively, and was estimated by a financial institution and represents the estimated amount the Company would have to pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

The Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of its revolving credit agreement with a termination date of July 2003. The notional amount of the interest rate swap agreement was $35,000. The fair value of this swap agreement at March 17, 2003 and December 28, 2002 was approximately $(3,501) and $(3,582), respectively, and was estimated by a financial institution and represents the estimated amount the Company would have to pay to terminate the agreement, taking into consideration current interest rates and risks of the transactions.

As a result of the Company's Chapter 11 filing, the interest rate swap agreements were determined to be ineffective, which resulted in the Company reclassifying approximately $6,960 from accumulated other comprehensive loss in the stockholders' equity section of the consolidated balance sheet to reorganization items, net in the consolidated statement of operations during the first quarter of 2003.

As of June 28, 2003 and December 28, 2002, the cumulative loss in other comprehensive loss related to interest rate swap agreements was $0 and $6,933 (net of tax benefit of $0), respectively. As of June 28, 2003, liabilities subject to compromise and accrued expenses include $6,960 and $0, respectively, related to these interest rate swap agreements.

FOREIGN CURRENCY RISK MANAGEMENT

The Company is subject to foreign currency exchange rate risk related to its Canadian operations, as well as its joint venture investments in Germany and Japan. Historically, the Company has entered into foreign currency forward contracts to minimize the variability caused by foreign currency risk related to certain forecasted semi-annual transactions with the joint ventures that are denominated in foreign currencies. The principal currency hedged is the Japanese yen.

At June 28, 2003, the Company was not party to any foreign currency forward contracts. There were no unrealized gains or losses related to foreign currency forward contracts included in other comprehensive loss as of June 28, 2003 and December 28, 2002.

(5) COMPREHENSIVE LOSS AND ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of comprehensive loss are as follows:

                                                      Thirteen Weeks Ended   Twenty-six Weeks Ended
                                                      --------------------   ----------------------
                                                       June 28,   June 29,    June 28,    June 29,
                                                         2003       2002        2003        2002
                                                      ---------   --------   ---------   ---------
Net loss                                              $(146,565)  $(56,104)   (277,525)   (99,443)
Unrealized loss on derivatives
   (net of tax benefit of $0, $0, $0 and $282,
   respectively)                                             --     (1,281)         --       (797)
Reclassification of interest rate hedging losses to
   net loss                                                  --         --       6,933         --
Foreign currency translation adjustment                   1,444      1,090       2,389        984
                                                      ---------   --------   ---------    -------
Comprehensive loss                                    $(145,121)  $(56,295)  $(268,203)   (99,256)
                                                      =========   ========   =========    =======

The components of accumulated other comprehensive loss are as follows:

                                                      June 28,   June 29,   December 28,
                                                        2003       2002         2002
                                                      --------   --------   ------------
Accumulated loss on derivative
   financial instruments (net of tax benefit
   of $0, $1,610 and $0, respectively)                $     --   $(4,018)     $ (6,933)
Foreign currency translation adjustment                 (4,043)   (5,957)       (6,432)
Minimum pension liability                              (22,266)       --       (22,266)
                                                      --------   -------      --------
                                                      $(26,309)  $(9,975)     $(35,631)
                                                      --------   -------      --------

(6) LIABILITIES SUBJECT TO COMPROMISE

Under Chapter 11 of the U.S. Bankruptcy Code, certain claims against the Company in existence prior to the filing of petitions for reorganization are stayed while the Company operates as debtors-in-possession. These pre-petition liabilities are expected to be settled as part of the plan of reorganization and are classified in the June 28, 2003 balance sheet as "liabilities subject to compromise."

Liabilities subject to compromise consist of the following:

                                           June 28,
                                             2003
                                          ----------
Debt                                      $1,252,857
Trade payables
                                             122,148
Salaries, wages and employee                   8,852
Other liabilities                             45,636
                                          ----------
Total liabilities subject to compromise   $1,429,493
                                          ==========

Liabilities subject to compromise represent estimates that will change in future periods as a result of reorganization activity and other events that come to management's attention requiring modification to the above estimates. The primary change from the first quarter of 2003 (which totaled $1,444,627) relates to reclassifications that were recorded to reflect vendor payments that had been prepaid and accordingly, do not represent liabilities subject to compromise. In addition, the reduction in the second quarter of 2003 relates to revisions of previously estimated liabilities. Adjustments may result from negotiations, actions of the bankruptcy court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events. It is anticipated that these adjustments, if any, could be material. Payment terms for these amounts will be established in connection with the bankruptcy case.

(7)  REORGANIZATION ITEMS

The net expense resulting from the Company's Chapter 11 filings and subsequent reorganization efforts has been segregated from expenses related to ongoing operations in the consolidated statements of operations and includes the following for the thirteen and twenty-six weeks ended June 28, 2003:

                               Thirteen Weeks Ended   Twenty-six Weeks Ended
                                  June 28, 2003            June 28, 2003
                               --------------------   ----------------------
Asset impairments                     $68,582                $68,582
Professional fees                      10,233                 11,133
Financing fees                          2,519                  8,669
Interest rate swaps                        --                  6,960
Severance                               5,263                  5,263
Interest income                           (57)                   (79)
Other                                  (2,118)                (2,116)
                                      -------                -------
                                      $84,422                $98,412
                                      =======                =======

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts. The Company will consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News. The Company anticipates the closure of each of the Spiegel outlet stores in the third quarter of 2003. As of the second quarter of 2003, two of the Company's Newport News stores were closed, while the remaining three stores are planned to close in the third quarter of 2003. The store closing plan has received bankruptcy court approval.

In April 2003, the Company announced its intent to close 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan has received bankruptcy court approval. The Company will close these stores upon completion of the related store-closing inventory sales. As of June 28, 2003, 14 of these stores have been closed.

The Company has announced its intent to close a customer contact center located in Bothell, Washington and one in Rapid City, South Dakota. The Bothell center will be closed in the third quarter of 2003 and the Rapid City facility will be closed by the end of the year. In addition, the Company announced its intent to consolidate its retail distribution facility in Columbus, Ohio with its facility in Groveport, Ohio. Finally, the Company announced its intent to close its distribution facility located in Newport News, Virginia. The facility is scheduled to close at the end of December 2003.

Asset impairments were recorded in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The closure of retail and outlet stores described above resulted in the write-off of approximately $11 million in assets primarily related to leasehold improvements that have no future benefit. Finally, as part of the reorganization process, the Company recorded a write-off of approximately $35 million for a rent leveling asset and other assets associated with a leased building. The impairment was recorded based upon management's decision to terminate the related lease agreement. The Company will record a liability in the future period for the lease rejection cost associated with this lease when the Company formally notifies the landlord or ceases using the facility, whichever is sooner. The expense will likely have a material impact on the consolidated financial statements. The Company abandoned certain capital projects due to capital expenditure restrictions, which led to the write-off of approximately $21 million in assets.

Professional fees consist primarily of financial, legal, real estate and other consulting services directly associated with the reorganization process.

Financing fees represent payments made to certain banks for the consummation of the new DIP Facility.

The interest rate swaps amount is a reclassification from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations as a result of the Company's interest rate swap agreements no longer representing an effective hedge due to the Company's Chapter 11 filing. See Notes 4 and 5.

In the second quarter, the Company recorded severance costs associated with the termination of employees at various locations due to either the closure of locations or the reduction in force at existing locations. Headcount reductions totaled approximately 600 employees for the store closings and the closure of the Bothell facility described above and the liability remaining at June 28, 2003 related to severance expense totaled approximately $2.5 million. The closure of the Rapid City and Newport News facilities (discussed above) were announced in July 2003 and accordingly, no liability was established as of June 28, 2003 for headcount reductions at these facilities. The Company expects to record severance costs associated with these closures in the third quarter of 2003.

Interest income is attributable to the accumulation of cash and short-term investments subsequent to the Chapter 11 filing.

Other primarily represents a sub-tenant lease settlement associated with one of the Company's distribution facilities.

(8)  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:

                                            June 28,   June 29,   December 28,
                                              2003       2002         2002
                                            --------   --------   ------------
Trade payables                              $ 67,736   $143,576     $131,775
Gift certificates and other
   customer credits                           48,487     52,811       58,023
Salaries, wages and employee benefits         32,012     47,206       49,563
General taxes                                 57,941     67,477       70,948
Allowance for future returns                  22,154     19,230       27,994
Other liabilities                             73,380     79,045       77,763
                                            --------   --------     --------
Total accounts payable and
   accrued liabilities                      $301,710   $409,345     $416,066
                                            ========   ========     ========

(9)  DEBT, COMMITMENTS AND CONTINGENCIES

Total debt consists of the following:

                                                   June 28,    June 29,    December 28,
                                                     2003        2002          2002
                                                   --------   ----------   ------------
Revolving credit agreement                         $    --    $  700,000    $  700,000
Otto (GmbH & Co) senior unsecured loan                  --        60,000        60,000
Term loan agreements, 6.34% to 8.66%
   due October 16, 2002 through July 31, 2007           --       392,857       392,857
Otto-Spiegel Finance G.m.b.H. & Co. KG
   term loan agreement, 4% due December 31, 2002        --       100,000       100,000
Secured notes, 7.25% to 7.35% due
   November 15, 2002 through November 15, 2005      48,000        48,000        48,000
                                                   -------    ----------    ----------
Total debt                                         $48,000    $1,300,857    $1,300,857
                                                   =======    ==========    ==========

For the reporting period ended December 28, 2002 and June 29, 2002, the Company was not in compliance with its financial covenants and certain other covenants contained in its debt agreements and, accordingly, all of the Company's debt was classified as currently due and payable during those periods.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company's asset backed securitizations. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

As a result, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. In addition, on March 17, 2003, the Court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP facility") from Bank of America, N.A., Fleet Retail Finance, Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet Inc. and Newport News, Inc. are the borrowers and, together with the other debtor-in-possession subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors' assets subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of any examiner appointed by the court in connection with the SEC Judgment and up to $7 million for professional and administrative fees.

Of the DIP Facility, $50 million constituted a Consumer Credit Card Accounts Facility, which permitted the Company to finance consumer receivables generated under credit cards issued directly by the Company's merchant companies. On May 12, 2003, the Consumer Credit Card Account Facility was terminated by the Company and, accordingly, the amount available under the DIP Facility reduced to $350 million.

Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company's eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of June 28, 2003, there were no borrowings drawn under the DIP Facility. However, there were $2.8 million in trade letters of credit outstanding at June 28, 2003. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005. The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand, become due and payable.

Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against the debtors in the bankruptcy case generally may not be enforced. Absent an order of the bankruptcy court, substantially all of the pre-petition liabilities are subject to settlement under a plan of reorganization to be voted upon by creditors and equity holders and approved by the bankruptcy court. As a result, the Company will defer payments of principal and interest on pre-petition debt until a plan of reorganization has been approved by the bankruptcy court. The ultimate recovery to creditors and equity holders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurances can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of the constituencies. As of the filing date, the Company had secured debt outstanding of $48,000 and unsecured debt outstanding of approximately $1,252,000. The secured debt is reflected as current portion of long-term debt in the consolidated balance sheet. Interest expense has been accrued on the secured debt outstanding and this has been reflected as part of accounts payable and accrued liabilities in the consolidated balance sheet.

Prior to the Chapter 11 filing, the Company's credit facilities were as described below.

The Company had a $750,000 revolving credit agreement with a group of banks. The commitment was comprised of two components, including a $600,000 long-term agreement that matured in July 2003 and a $150,000 364-day agreement that matured in June 2002. Borrowings under the Company's $600,000 long-term revolving credit agreement were $600,000 at December 28, 2002. Borrowings under the Company's $150,000 364-day revolving credit agreement were $100,000 at December 28, 2002. In February 2002, the Company determined, with its lending institutions, that a material adverse change had occurred due to the operating performance experienced in the fourth quarter of fiscal 2001 and due to the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002 the borrowing capacity under the revolving credit facility was capped at $700,000, which represented the Company's borrowings outstanding on that date.

The Company also had term loans with certain banks totaling approximately $441 million as of December 28, 2002. These loans had various maturity dates through July 2007. In addition, two of the loans, totaling $48 million, were secured by certain assets of the Company.

The Company's revolving and non-affiliate loan agreements provided for financial and restrictive covenants. For the reporting period December 28, 2002, the Company was in violation of its financial covenants and certain of its other covenants under the agreements.

In September 2001, the Company entered into a revolving credit agreement with Otto (GmbH & Co KG). The initial availability under this credit agreement was $75,000, later increased to $100,000, bearing interest at a variable rate based on LIBOR plus a margin, comparable to the Company's other revolving credit agreements. As of February 2002, the balance outstanding under the revolving credit agreement with Otto was $100,000. This obligation was extinguished with the proceeds of new term loans in the aggregate amount of $100,000 from Otto-Spiegel Finance G.m.b.H. & Co. KG, a related party. These term loans had a maturity date of December 31, 2002, and an interest rate of 4% per annum. In March 2002, the Company borrowed an additional $60,000 under a senior unsecured loan from Otto (GmbH & Co KG), which had an interest rate of LIBOR plus a margin. In February 2003, the $60,000 senior unsecured loan from Otto (GmbH & Co KG) was assigned to Otto-Spiegel Finance G.m.b.H & Co KG. As of March 17, 2003, the related party borrowings outstanding consisted of the $100,000 term loans and $60,000 senior unsecured loan from Otto-Spiegel Finance G.m.b.H. & Co. KG.

The Company's revolving credit agreement includes fees, which are variable and based on the total commitment of the revolving credit agreement. Borrowings under the Company's revolving credit agreements and loan agreements were an average of $858,601 with a maximum of $974,357 during fiscal 2002. The combined annual interest rate on the revolvers and loan agreements was 4.02 percent in fiscal 2002, excluding the previously mentioned commitment fees.

Prior to the Chapter 11 filing, variable-rate debt obligations exposed the Company to variability in interest payments due to changes in interest rates. To limit the variability of a portion of these interest payments, the Company entered into receive-variable, pay-fixed interest rate swaps. Under these interest rate swaps, the Company received variable interest rate payments and made fixed interest rate payments; thereby creating fixed-rate debt. The variable-rate of interest received was based on the same terms, including interest rates, notional amounts and payment schedules, as the hedged interest payments on the variable-rate debt. These interest rate swaps were considered highly effective; therefore, changes in fair value were reflected in other comprehensive loss and not recognized in earnings until the related interest payments were made. In 2002, the fair value of the swap agreements was included in accounts payable and accrued liabilities in the consolidated balance sheets.

The Company had an interest rate swap agreement to hedge the underlying interest risks on a term loan agreement with Berliner Bank with termination dates from March 1996 to December 2004. The notional amount of the interest rate swap agreement was $30,000. The Company also had an interest rate swap agreement with Bank of America to hedge the underlying interest risks on a portion of the outstanding balance of the revolving credit agreement with a termination date of July 2003. The notional amount of the interest rate swap agreement was $35,000.

As a result of the Company's bankruptcy filing, the fair value of swap agreements, which approximated $6,960 as of March 2003, is reflected as a liability subject to compromise in the consolidated balance sheet. In addition, the Company reclassified approximately $6,960 from accumulated other comprehensive loss in the consolidated balance sheet to reorganization expense in the statement of operations for the first quarter of 2003 as a result of the Company's interest rate swap agreements no longer representing an effective hedge.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement was for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. Since the bankruptcy filing, the Company prepays OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted that, under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. A substantial amount of the Company's inventory purchases have been financed under the agreement (approximately $92,336 and $53,883 as of June 28, 2003 and June 29, 2002, respectively). If the agreement is terminated by OIHK, the Company would be required to find alternative methods for financing inventory purchases in Asia. This would likely result in an increase in letters of credit required to finance the Company's inventory purchases. This could result in disruption to the existing operations and, if alternative financing were not obtained, the Company's operations would be materially adversely affected.

In May 2002, Spiegel Holdings, Inc. ("SHI"), the Company's majority owner, provided, as required by the OCC, among other things, $120 million of escrow deposits to secure payments of certificates and secured credit card deposits. The amount of the required escrow deposits was reduced to $30 million as the certificates of deposit and secured credit card deposits were paid by FCNB. In addition, SHI provided a $78 million letter of credit facility to FCNB in order to secure payment of amounts that could become due against FCNB in the event of the occurrence of certain contingencies. The Company provided an indemnification to SHI on the facility in case the facility was utilized by FCNB. As of June 28, 2003, FCNB had borrowed approximately $15,000 on the facility and, as a result, SHI issued a demand of payment notice to the Company. This demand note is reflected as a liability subject to compromise in the consolidated balance sheets as of June 28, 2003.

At June 28, 2003, the Company had outstanding a lease guaranty bond, issued by an insurance carrier in 1999, in the amount of approximately $10,000. This bond provides a guarantee to the mortgage holder for payment of any rent differential if the Company does not meet its performance obligations under an existing lease agreement. The mortgage holder will utilize this bond if the Company rejects the lease as part of its reorganization plans. If this occurs, the Company will record a reorganization expense for the estimated amount of the lease rejection claim after taking the guaranty bond into consideration.

At June 28, 2003, the Company also has outstanding certain guarantees for the payment of import fees to customs agents for the importing of goods into the United States. Certain insurance carriers have issued customs bonds, which may be drawn upon by third parties if the Company does not pay duties for importing goods for sale in the United States. The Company continues to pay duties for importing goods as required and records a liability for any unpaid amounts. The Company does not consider it probable that these customs bonds will be utilized.

LITIGATION

On March 7, 2003, the SEC commenced a civil proceeding against the Company in federal court in Chicago alleging, among other things, that the Company's public disclosures violated Sections 10(b) and 13(a) of the Securities Exchange Act of 1934. Simultaneously with the filing of the SEC's complaint, the Company announced that it has entered into a consent and stipulation with the SEC resolving, in part, the claims asserted in the SEC action. Solely for purposes of resolving the SEC action, on March 7, 2003, the Company consented to the entry of a partial final judgment (the "SEC Judgment"), which was entered against the Company on March 18, 2003, and amended on March 27, 2003. Under the terms of the SEC Judgment, the Company agreed, among other things, to the entry of a permanent injunction enjoining any conduct in violation of Sections 10(b) and 13(a) of the Securities Exchange Act of 1934 and various rules and regulations promulgated thereunder. The Company also consented to the appointment of an independent examiner by the court to review its financial records since January 1, 2000, and to provide a report to the court and other parties within 120 days, which has been extended by an additional 60 days, regarding any accounting irregularities. As part of the settlement, the Company neither admitted nor denied the allegations of the SEC's complaint. The SEC reserved its right to petition the court to require the Company to pay disgorgement, prejudgment interest and civil penalties, or to impose other equitable relief. The Company is cooperating fully with the ongoing SEC investigation.

As previously disclosed, the Company's outside auditors, KPMG LLP, advised the Company that they would not be able to complete the audit of the Company's 2002 financial statements and reviews of the Company's quarterly financial statements until the Company was able to provide the required officer certifications and KPMG LLP had an opportunity to review and consider the report of the independent examiner appointed under the terms of the SEC Judgment. See the Introductory Note on page 1 for further discussion.

As a result, the Company notified the SEC that it would not, as a practical matter, be able to file its 2002 Form 10-K and one or more Form 10-Qs that complied with the SEC's rules and regulations in a timely manner as required by the SEC Judgment. On March 31, 2003, the Company filed with the court a motion for clarification of the SEC Judgment in order to request limited relief from the obligation to file reports, subject to certain conditions. On April 10, 2003, the court entered an order on the Company's motion. The order provides that the Company and its officers, directors, employees and agents are not, and will not be in the future, in contempt of the SEC Judgment as a result of the Company's inability to timely file its 2002 Form 10-K and one or more Form 10-Qs provided that:

     . the Company files its 2002 Form 10-K and any past due Form 10-Q with the SEC as soon as possible and not later than 90 days after the filing of the independent examiner's report;
     . on or before May 15, 2003, the Company files under Item 5 of Form 8-K its financial statements (including the notes thereto) that would have been included in its 2002 Form 10-K, on an unaudited basis, and a management's discussion and analysis covering the unaudited financial statements;
     . the Company also files any quarterly financial statements that would have been included in a Form 10-Q and a management's discussion and analysis covering these financial statements;
     . until such time as the Company files its past due Form 10-K and any past due Form 10-Qs, the Company files reports with the Commission on Form 8-K for the following:

          . monthly sales reports, along with any accompanying press releases;
          . any monthly financial statements that are filed by the Company with the bankruptcy court; and
          . any material development concerning the Company, along with any accompanying press release.

The Company has complied and intends to continue to comply with the SEC Judgment, as so clarified.

On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and, among other things:

     . contains restrictions on transactions between the bank and its affiliates, and requires the bank to review all existing agreements with affiliated companies and make necessary and appropriate changes;
     . requires the bank to obtain an aggregate of $198,000 in guarantees, which guarantees were provided through the Company's majority shareholder;
     .    restricts the bank's ability to accept, renew or rollover deposits;
     . requires the bank to maintain sufficient assets to meet daily liquidity requirements;
     .    establishes minimum capital levels for the bank;
     .    provides for increased oversight by and reporting to the OCC; and
     .    provides for the maintenance of certain asset growth restrictions.

On November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio by January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. The OCC letter required FCNB to, among other things:

     . notify the trustee for each series of the Company's bankcard receivable securitizations that FCNB will take steps to resign as servicer;
     .    cease all credit card solicitations for its bankcards;
     . cease accepting new bankcard applications and offering credit line increases to any existing bankcard account; and
     . cease accepting new charges on existing bankcard accounts on or before April 1, 2003.

The Company has complied with the OCC requirements set forth in its letter of February 14, 2003. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable.

In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA was dismissed with prejudice. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, which was accepted by the OCC. The terms of the stipulation and consent will supercede and terminate the temporary cease and desist order. The agreement entered into with the OCC on May 15, 2002 remains in effect, as does the disposition plan, although the disposition plan was superceded by the liquidation plan described below. The terms of the consent order, dated April 15, 2003, require FCNB to:

     . cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;
     . perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;
     . withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;
     . deposit its servicing fee in a segregated account designated for this purpose; and
     . submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has complied with the provisions of the consent order discussed above. In addition, the trustee of each securitization trust appointed a successor servicer for the securitizations. CMS was appointed the successor servicer for the private-label receivables portfolio and assumed servicing responsibilities on or about June 25, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, appointed First National Bank of Omaha the successor servicer for the bankcard receivables portfolio on or about June 25, 2003.

As required by the consent order, FCNB submitted a liquidation plan to the OCC, which supercedes the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of the President of FCNB as liquidating agent, who will assume responsibility for carrying out the plan of liquidation. A formal liquidation notice was issued providing that all claims need to be received by the liquidating agent by September 14, 2003. Due to the uncertain nature of many of the potential claims against FCNB, the Company is unable to predict the magnitude of such claims with any degree of certainty. In addition, although the Company believes that its loss reserve established for the discontinuance of the bankcard segment is adequate, based upon existing facts, the ultimate cost to liquidate FCNB is not known with certainty.

In December 2002 and January 2003, four lawsuits were filed in the United States District Court for the Northern District of Illinois, Eastern Division, against the Company and certain current and former officers alleging violations of
Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The plaintiffs purport to represent shareholders who purchased the Company's common stock between April 24, 2001 and April 19, 2002. The lawsuit was subsequently amended to add certain directors of the Company as defendants and the Company is no longer a named defendant.

The Company is routinely involved in a number of other legal proceedings and claims, which cover a wide range of matters. In the opinion of management, these other legal matters are not expected to have any material adverse effect on the consolidated financial position or results of operations of the Company.

(10) DISCONTINUED OPERATIONS

In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment.

The disposition of the bankcard segment is accounted for in accordance with APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Accordingly, results of this business have been classified as discontinued operations for all periods presented. Interest expense was allocated to discontinued operations based upon debt that could be specifically attributed to the bankcard segment.

As a result of the Company's plan to liquidate the bankcard segment, the remaining business segment is the merchandising segment, which includes the private-label credit card operation related to the sale of the Company's merchandise. The merchandising segment is reflected in the Company's consolidated statements of operations as continuing operations.

In the first quarter of 2003, the Company began the liquidation of the bankcard segment, as required under the disposition plan it agreed to with the OCC. In light of the liquidation, the Company reviewed its estimated loss on disposal accrual at June 28, 2003 and determined that the remaining estimated loss on disposal accrual is sufficient to account for the liquidation of the bankcard segment. This estimate is subject to change in future periods based upon any new facts and circumstances that may occur as a result of the liquidation.

Losses for the bankcard segment for the 13 and 26-week periods ending June 28, 2003,totaled $94,865 and $114,599, respectively and $7,637 and $11,741, for the
13 and 26-week periods ended June 29, 2002, respectively. These losses have been recorded against the Company's loss on disposal accrual.

Assets and liabilities of the discontinued operations are as follows:

                                            June 28,    June 29,   December 28,
                                              2003        2002         2002
                                            --------   ---------   ------------
Current assets of discontinued operations   $58,475    $ 289,093     $163,479
Long-term assets                             18,964       65,348       28,335
                                            -------    ---------     --------
   Assets of discontinued operations         77,439      354,441      191,814
                                            -------    ---------     --------
Current liabilities (including estimated
   loss on disposal)                         71,281      480,765      245,707
Long-term liabilities                        12,527           --       12,527
                                            -------    ---------     --------
   Liabilities of discontinued operations    83,808      480,765      258,234
                                            -------    ---------     --------
Total net liabilities of discontinued
   operations                               $(6,369)   $(126,324)    $(66,420)
                                            =======    =========     ========

As of June 28, 2003, current assets consist primarily of cash, trade accounts receivable and deferred income tax assets. Long-term assets consist primarily of other assets such as investments in government and municipal securities. Current liabilities consist primarily of the estimated loss on disposal, and a liability associated with the termination of certain contracts. The loss on disposal reserve at the end of June 28, 2003 relates primarily to the expected costs associated with the liquidation of FCNB. The balance in long-term liabilities reflects deferred income tax liabilities of FCNB.

(11) SUBSEQUENT EVENTS

In July 2003, the Company continued to streamline its operations and announced its plans to close by the end of December 2003 a customer contact center located in Rapid City, S.D., which employs approximately 240 associates. In addition, the Company will close at the end of December 2003 its distribution facility in Newport News, VA, which supports the Company's Newport News division. The facility employs approximately 400 associates. The Company anticipates that the closure of these facilities will result in reorganization costs in future periods that will have a material impact on the consolidated financial statements of the Company.

As part of its ongoing reorganization process, the Company will continue to evaluate its operations and organizational structure. As a result, the Company may make additional changes in its workforce and its operations.

The reorganization process will result in additional liabilities for severance and closing costs, write-downs of certain impaired assets (that become impaired as a result of the reorganization plan), and other costs associated with the reorganization process. These costs, in general, will be recorded in the period that the operational changes are approved by management. The Company anticipates that these changes will have a material impact on the consolidated financial statements in future periods.

(12) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123", which provides transition guidance for a voluntary change to the fair value method of accounting (intrinsic value method) for stock option awards. The Statement also amends the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation". The disclosure requirements apply to annual as well as interim disclosures, and are applicable whether APB No. 25 or SFAS No. 123 is used to account for stock-based awards. The Company has elected to continue to apply the provisions of APB No. 25 (intrinsic value) in accounting for stock-based awards, therefore the transition provisions will have no impact on the Company. The following table illustrates the effect on net earnings (loss) and net earnings (loss) per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, as required by the disclosure provisions of SFAS No. 148.

                                      Thirteen Weeks Ended   Twenty-Six Weeks Ended
                                      --------------------   ----------------------
                                       June 28,   June 29,     June 28,   June 29,
                                        2003        2002        2003        2002
                                      ---------   --------    ---------   --------
Net loss as reported                  $(146,565)  $(56,104)   $(277,525)  $(99,443)
Less:
Compensation expense determined
   by the estimated fair value of
   the options at the grant date as
   prescribed by SFAS No. 123
   (net of related tax effect)               38         51           76        102
                                      ---------   --------    ---------   --------
Pro forma net loss                    $(146,603)  $(56,155)   $(277,601)  $(99,545)
                                      =========   ========    =========   ========
Net loss per share:
Basic and diluted - as reported       $   (1.11)  $  (0.42)   $   (2.10)  $  (0.75)
                                      =========   ========    =========   ========
Basic and diluted - pro forma         $   (1.11)  $  (0.42)   $   (2.10)  $  (0.75)
                                      =========   ========    =========   ========

In November 2002, the Emerging Issues Task Force (EITF) reached a final consensus on EITF 02-16,which addresses how a reseller of a vendor's product should account for cash consideration received from vendor. The EITF issued guidance on the following two issues, as follows: (1) cash consideration received from a vendor should be recognized as a reduction of cost of sales in the reseller's income statement, unless the consideration is reimbursement for selling costs or payment for assets or services delivered to the vendor, and (2) performance-driven vendor rebates or refunds (e.g., minimum purchase or sales volumes) should be recognized only if the payment is considered probable, and the method of allocating such payments in the financial statements should be systematic and rational based on the reseller's progress in achieving the underlying performance targets. The Company will monitor prospectively the impact of this EITF on its existing and future agreements with its vendors and does not expect the future results of operations or cash flows to be materially effected by the provisions of this EITF.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
                    ($000S OMITTED, EXCEPT PER SHARE AMOUNTS)

GENERAL

The Spiegel Group is a leading international specialty retailer that offers merchandise through catalogs, e-commerce sites and retail stores under its merchant divisions Eddie Bauer, Spiegel and Newport News. Prior to March 2003, the Spiegel Group also offered credit services to qualified customers of its merchant divisions.

Historically, the Spiegel Group reported operating results for two segments: merchandising and bankcard. The merchandising segment included an aggregation of the three merchant divisions and the private-label credit card operation. The bankcard segment included primarily the bankcard operations of First Consumers National Bank (FCNB), the Company's special-purpose bank, and Financial Services Acceptance Corporation (FSAC). In the fourth quarter of fiscal 2001, the Company formalized a plan to sell the bankcard segment. Accordingly, the information included in this report reflects the bankcard segment as a discontinued operation for all periods presented.

     Chapter 11 Filing

In February 2002, the Company, together with the lending institutions under its $750 million revolving credit agreement, determined that a material adverse change had occurred due to the Company's operating performance in the fourth quarter of 2001 and the estimated loss recorded on the sale of the bankcard segment. Accordingly, on February 18, 2002, the borrowing capacity on the credit facility was capped at $700,000, which represented the borrowings outstanding on that date. Additionally, for the reporting period ended December 28, 2002, as well as prior periods dating back to December 29, 2001, the Company was in default on the financial covenants and other covenants under its other non-affiliate loan agreements. See "-Liquidity and Capital Resources" below for a description of these agreements and defaults.

In March 2003, FCNB notified the trustees of its asset backed securitization transactions that a Pay Out Event had occurred on all six series of the Company's asset backed securitizations. See "-Cancellation of Credit Cards" below for a description of these events. A principal source of liquidity for the Company had been its ability to securitize substantially all of the credit card receivables that it generated. The Company was unable to secure alternative sources of financing from its existing lenders or other third parties to provide adequate liquidity to fund the Company's operations.

On March 17, 2003, Spiegel, Inc. and 19 of its direct and indirect subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The reorganization is being jointly administered under the caption "In re: Spiegel, Inc., et al., Case No. 03-11540 (CB)," referred to collectively as the Chapter 11 case. Spiegel and its Chapter 11 debtor subsidiaries are currently operating their business and managing their properties and assets as debtors-in-possession under the Bankruptcy Code. During the pendency of the Chapter 11 case, the Company and its Chapter 11 debtor subsidiaries will continue to operate its business in the ordinary course, however, the Company and its Chapter 11 debtor subsidiaries may not engage in transactions outside the ordinary course of their businesses without the approval of the bankruptcy court.

The following material subsidiaries were not included in the Chapter 11 case:
FCNB, First Consumers Credit Corporation (FCCC), Financial Services Acceptance Corporation (FSAC) and Spiegel Acceptance Corporation (SAC). As discussed below, FCNB began a formal liquidation in fiscal 2003 under the terms of a pre-existing disposition plan with the Office of the Comptroller of the Currency (the "OCC"). As a result, the assets and liabilities of FCNB, FCCC and FSAC are reflected as discontinued operations in the Company's financial statements. The assets of SAC at June 28, 2003, consist primarily of cash and other receivables approximating $2 million, which relate to the private-label credit card operation The primary changes from the first quarter of 2003 to the second quarter of 2003 represent reductions in cash of $9 million for payments made to the trust, reductions in other receivables of $2 million for collections in the second quarter of 2003, and lower prepaid expenses of approximately $5 million principally for prepaid interest which was expensed in the second quarter of 2003. The liabilities of SAC total approximately $20 million at June 28, 2003 and represent primarily accrued expenses. The primary changes from the first quarter of 2003 to the second quarter of 2003 reflect additional liabilities incurred for amounts owed to credit card customers and amounts owed to the trust related to merchandise returns.

On March 17, 2003, the bankruptcy court gave interim approval for $150 million of a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet Retail Finance, Inc., and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility, which was later reduced to $350 million. The DIP Facility will be used to supplement the Company's existing cash flow during the reorganization process. A description of the DIP Facility appears below under "--Liquidity and Capital Resources."

On March 17 and 18, 2003, the bankruptcy court approved other "first day" motions permitting the Company to, among other things:

     .    continue payments for associate wages, salaries and certain other benefits;
     . honor customer programs and other obligations, such as gift certificates, returns and exchanges;
     .    maintain its cash management system;
     .    pay pre-petition claims of a number of critical vendors;
     .    pay specified pre-petition customs duties and shipping charges;
     .    maintain pre-petition investment practices;
     . pay pre-petition obligations necessary to maintain current insurance coverage;
     .    pay specified non-property taxes;
     .    reject some of its executory contracts;
     . retain legal, financial and other professionals on an interim basis pending a final hearing; and
     . extend the time to file a schedule of assets and liabilities and statements of financial affairs.

The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The Company's consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to a going concern, which contemplate, among other things, realization of assets and payment of liabilities in the normal course of business. The financial statements do not provide for any of the future consequences of the ongoing Chapter 11 case. The eventual outcome of the Chapter 11 case is not presently determinable. As a result, the consolidated financial statements do not give effect to adjustments relating to the recoverability and classification of asset carrying amounts, the amount and classification of liabilities or the effects on existing stockholders' deficit that may occur in future periods as a result of the bankruptcy case. The consolidated financial statements also do not give effect to any adjustments relating to the substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to continue as a going concern will depend upon, among other things, the ability of the Company and its Chapter 11 debtor subsidiaries to comply with the provisions of the DIP Facility and to generate cash from operations and obtain financing sufficient to satisfy their future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces in general. The Company cannot predict at this time the effect that the Chapter 11 case will have on its operations, particularly its net sales and its access to, and the cost of, goods sold. See "-Forward Looking Statements" for a discussion of these and other factors that pose risks to the Company's business. The Company has incurred, and will continue to incur, significant costs associated with the reorganization and cannot predict with certainty how these costs will impact its ability to continue as a going concern.

Pursuant to the "automatic stay" in effect during the pendency of the Chapter 11 case, actions to collect prepetition indebtedness, as well as most other pending litigation, are stayed against the Company and its Chapter 11 debtor subsidiaries. In addition, other prepetition claims against the Company and its Chapter 11 debtor subsidiaries generally may not be enforced during the Chapter 11 case. However, substantially all prepetition liabilities of the Company and its Chapter 11 debtor subsidiaries are, absent a separate order of the bankruptcy court, subject to compromise and settlement under a confirmed plan of reorganization. As a result, the Company and its Chapter 11 debtor subsidiaries will defer payments of principal and interest on prepetition debt and will compromise such amounts pursuant to a confirmed plan of reorganization. As of the filing date, the Company had outstanding secured debt obligations totaling $48,000 and unsecured debt obligations totaling approximately $1,252,000.

Under the Bankruptcy Code and applicable rules of bankruptcy procedure, the Company and its Chapter 11 debtor subsidiaries must file schedules of its assets and liabilities and statements of its financial affairs with the bankruptcy court, setting forth, among other things, the assets and liabilities of the Company as shown by their books and records, subject to the assumptions contained in certain notes filed in connection therewith. All of the schedules are subject to further amendment or modification and may differ materially from the Company's consolidated financial statements. The Company has filed the required schedules of its assets and liabilities and statements of its financial affairs with the bankruptcy court accordingly. Differences between amounts scheduled by the Company and claims made by creditors will be investigated and resolved in connection with the Chapter 11 claims resolution process, and may be significant. That process will not commence until October 1, 2003, the date by which creditors must file prepetition claims against the Company and its Chapter 11 debtor subsidiaries and, in light of the number of creditors of the Company, may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims are not presently known nor is the ultimate distribution with respect to allowed claims presently ascertainable. The Company would expect therefore to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, from the determination of the bankruptcy court (or agreement of parties in interest) of allowed claims for items that the Company and its Chapter 11 debtor subsidiaries may claim as contingent or disputed. The final plan of reorganization will ultimately determine the distributions to holders of allowed claims. In addition, the formation of a plan of reorganization is likely to cause other potential adjustments to asset values or accrual of liabilities, for example, as a result of potential asset sales or liquidation of liabilities at amounts different than the carrying amounts presently reflected in the financial statements. Due to the uncertain nature of many of the potential claims against the Company and its Chapter 11 debtor subsidiaries, the Company is currently unable to project the magnitude of such claims with any degree of certainty. The consummation of a confirmed plan of reorganization could also materially alter the amounts reported in the Company's consolidated financial statements. At the present time, the Company cannot predict the ultimate effect that the consummation of a confirmed plan of reorganization may have on the Company's assets and liabilities nor can it predict the various adjustments that may occur to the Company's assets or liabilities during the reorganization process in general. However, the Company believes that the future reorganization activities will have a material impact on the assets and liabilities of the Company. Furthermore, the Company has incurred, and will continue to incur, significant costs associated with the reorganization. See Note 7 to the Consolidated Financial Statements.

In addition, under the Bankruptcy Code, the Company and its Chapter 11 debtor subsidiaries must, subject to bankruptcy court approval and satisfaction of other requirements, assume or reject executory contracts and unexpired leases to which they are party, including their retail store leases. Under the Bankruptcy Code, a debtor has 60 days after it files its Chapter 11 case to assume or reject unexpired leases of nonresidential real property. On May 14, 2003, the bankruptcy court granted an interim extension of this time and approved the Company's motion for an extension until January 31, 2004, for the Company to assume or reject its unexpired leases of nonresidential real property with certain limited conditions. There is no deadline by which the Company must assume or reject other unexpired leases or executory contracts. In the event that the Company or one of its Chapter 11 debtor subsidiaries reject an executory contract or unexpired lease, affected parties may file claims against the applicable counterparty in respect of amounts owing, subject to certain caps and other limitations under applicable sections of the Bankruptcy Code. On the other hand, if the Company or one of its Chapter 11 debtor subsidiaries assumes an executory contract or unexpired lease, the Company is generally required to cure all prior defaults, including all prepetition liabilities, which may be significant. As a result, during the Chapter 11 case, the Company expects to record adjustments to its liabilities. Specifically, the Company would expect to incur additional liabilities, which will be subject to compromise pursuant to a confirmed plan of reorganization, as a result of rejecting executory contracts and/or unexpired leases. Conversely, the Company's assumption of executory contracts and/or unexpired leases will convert liabilities subject to compromise under a confirmed plan of reorganization into postpetition liabilities that are not subject to compromise.

In order to emerge from Chapter 11, the bankruptcy court must confirm a plan of reorganization and the Company and its Chapter 11 debtor subsidiaries must consummate such a plan. Although the Company and its Chapter 11 debtor subsidiaries expect to file a plan or plans of reorganization providing for emergence from Chapter 11, they cannot assure investors that any plan of reorganization will be proposed, confirmed or ultimately consummated. The Company and its Chapter 11 debtor subsidiaries initially have the exclusive right to file a plan of reorganization for 120 days after filing the Chapter 11 case. On June 25, 2003, the Company obtained an extension to file a plan of reorganization until November 12, 2003. If the Company and its Chapter 11 debtor subsidiaries fail to file a plan of reorganization during this time, or if the plan is not approved by creditors and/or equity holders, any party-in-interest may subsequently file its own plan of reorganization.

The United States Trustee has appointed an official committee of unsecured creditors. The creditors' committee and its legal representatives often take positions on matters that come before the bankruptcy court. As a result, it is the most likely entity with which the Company will negotiate the terms of a plan of reorganization. The creditors' committee may not support the Company's positions in the bankruptcy case or the plan of reorganization. Furthermore, disagreements between the Company and the creditors' committee could protract the bankruptcy case, negatively impact the ability of the Company to operate during the Chapter 11 case and delay its emergence from Chapter 11. In order for a plan of reorganization to be confirmed under the Bankruptcy Code, among other things, the requisite number of creditors and/or equity holders entitled to vote must approve the plan. However, under certain circumstances set forth in the Bankruptcy Code, a bankruptcy court may confirm a plan of reorganization notwithstanding its rejection by an impaired class of creditors or equity holders. In addition, under the priority scheme set forth in the Bankruptcy Code, certain post-petition liabilities and pre-petition liabilities need to be satisfied before equity holders are entitled to receive any distributions. The Company cannot predict what values, if any, will be ascribed to any of the constituencies in the Chapter 11 case. Accordingly, holders of Spiegel common stock could receive no distribution in respect of their equity interests and their interests could be cancelled, under a confirmed plan of reorganization. Holders of Spiegel common stock should therefore assume that they could receive little or no value as part of a plan of reorganization. In light of the foregoing, the Company considers the value of its common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in its common stock or in any claims related to pre-petition liabilities and/or other securities issued by the Company.

Notwithstanding the Company's plan to file a plan of reorganization, it is not possible to predict the effect of the Chapter 11 case on the Company's business, various creditors and equity holders or when the Company will be able to exit Chapter 11. The Company's future results are dependent upon the Company confirming and consummating, on a timely basis, a plan of reorganization.

     Cancellation of Credit Cards

Liquidation of FCNB. On May 15, 2002, FCNB entered into an agreement with the OCC. The agreement calls for FCNB to comply with certain requirements and restrictions regarding its bankcard business and on November 27, 2002, the OCC approved a disposition plan for the bank. Under the terms of this plan, if FCNB did not receive an acceptable offer to buy the bankcard portfolio by January 2003, it was required to implement plans to liquidate its bankcard portfolio. On February 14, 2003, the Company received a letter from the OCC requiring FCNB to immediately begin the process of liquidating the bankcard receivables portfolio and indicating the steps it must take to do so. On March 7, 2003, FCNB discontinued charging privileges on all MasterCard and Visa bankcards issued by FCNB to its customers and has begun the liquidation process required by the OCC.

On March 14, 2003, the OCC commenced a cease and desist proceeding against FCNB and issued a temporary cease and desist order indicating, among other things, that FCNB should cease performing its duties as servicer of the bankcard and private-label receivables securitizations as soon as practicable. In response to the temporary OCC order, MBIA Insurance Corporation, the insurer for two of the three private-label series of securitizations, filed an action in the United States District Court for the District of Oregon against FCNB for violation of the existing securitization agreements. On April 11, 2003, FCNB entered into a settlement agreement with MBIA. The terms of the settlement are consistent with the OCC consent order described below. The suit brought by MBIA was dismissed with prejudice. On April 15, 2003, FCNB executed a stipulation and consent to the issuance of a permanent consent order, accepted by the OCC, the terms of which are to supercede and terminate the temporary cease and desist order. The terms of the consent order, dated April 15, 2003, require FCNB to:

     . cease performing its duties as servicer of the bankcard and private-label securitization trusts upon the appointment of a successor servicer for each trust no later than June 30, 2003;
     . perform the duties and responsibilities of servicer under the relevant servicing agreements until a successor servicer is appointed, in accordance with the terms of the consent order;
     . withhold, on a daily basis, its servicing fee, calculated in accordance with the terms of the consent order, from the funds it collects;
     . deposit its servicing fee in a segregated account designated for this purpose; and
     . submit, on a weekly basis, a written progress report from its board of directors to the OCC detailing the actions taken to comply with the terms of the consent order and the results of those actions.

FCNB has complied with the provisions of the consent order discussed above. In addition, the trustee of each securitization trust appointed a successor servicer for the securitizations. Cardholder Management Services ("CMS"), a subsidiary of Cardworks, was appointed the successor servicer for the private-label receivables portfolio and assumed servicing responsibilities on or about June 25, 2003. FCNB has been informed that The Bank of New York, as securitization trustee, appointed First National Bank of Omaha the successor servicer for the bankcard receivables portfolio on or about June 25, 2003.

As required by the consent order, FCNB submitted a liquidation plan to the OCC, which supercedes the previous disposition plan approved in November 2002. The terms of the plan require FCNB to cease its credit card servicing and all other operating activities on or before June 30, 2003 and to proceed to final liquidation of its assets and final satisfaction of its liabilities beginning in July 2003. Further, the liquidation plan provides for the appointment of the President of FCNB as liquidating agent, who will assume responsibility for carrying out the plan of liquidation. A formal liquidation notice was issued providing that all claims need to be received by the liquidating agent by September 14, 2003. Due to the uncertain nature of many of the potential claims against FCNB, the Company is unable to predict the magnitude of such claims with any degree of certainty. In addition, although the Company believes that its loss reserve established for the discontinuance of the bankcard segment is adequate, based upon existing facts, the ultimate cost to liquidate FCNB is not known with certainty.

Pay-out Events. FCNB, in addition to its own bankcard operations, has issued substantially all of the Company's private-label credit cards and continued to service the related receivables through June 25, 2003, including securitized receivables. In March 2003, FCNB notified the trustees for all six of its asset backed securitization transactions that a Pay Out Event, or an early amortization event, had occurred on each series.

Pay Out Events on the First Consumers Master Trust Series 1999-A, the First Consumers Credit Card Master Note Trust Series 2001-A and the Spiegel Credit Card Master Note Trust Series 2000-A occurred because each of these series failed to meet certain minimum performance requirements for the reporting period ended February 28, 2003. This failure was due to the securitized receivables generating insufficient returns to meet the obligation under the securitization documents (or the failure to meet what is commonly referred to as the excess spread test). The failure to meet the excess spread test resulted from significant declines in the performance and credit quality of the securitized receivables due to higher charge-off rates and lower net sales.

The Pay Out Events on the two First Consumers series caused, through cross-default provisions, a Pay Out Event on the First Consumers Credit Card Master Note Trust Series 2001-VFN. The Pay Out Event on the Spiegel 2000-A Series caused, through cross-default provisions, a Pay Out Event on the Spiegel Credit Card Master Note Trust Series 2001-VFN. In addition, MBIA has also declared a Pay Out Event on the Spiegel 2001-A Series. See "-Results of Operations-Finance Revenue" for a discussion of the effect on our financial statements of these Pay Out Events.

Cancellation of Private Label Cards. As a result of these Pay Out Events, substantially all monthly excess cash flow from securitized receivables remaining after the payment of debt service and other expenses is diverted to repay principal to investors on an accelerated basis, rather than to pay the cash to the Company upon deposit of new receivables. On March 11, 2003, the Company's merchant companies ceased honoring the private-label credit cards issued to their customers by FCNB in response to these events. On March 17, 2003, the Company and its Chapter 11 debtor subsidiaries filed a motion with the bankruptcy court to reject their private-label credit card agreements with FCNB. This motion was approved by the bankruptcy court on March 18, 2003.

The merchant companies have issued a limited number of private-label credit cards directly rather than through FCNB, which were serviced by FCNB. As a result of the impending liquidation of FCNB, the Company has decided to cease issuing new private-label credit cards internally and has stopped honoring existing cards at its merchant companies. In June 2003, the Company sold these merchant issued credit card receivables, which had a balance of approximately $5 million, for approximately $4 million to First National Bank of Omaha. However, on April 28, 2003, the Company announced that it had entered into a ten-year agreement with Alliance Data Systems ("Alliance Data"), the terms of which were subsequently approved by the bankruptcy court, to establish a new private-label credit card program for its merchant companies. Services provided by Alliance Data under this agreement include establishing credit criteria for customer acquisition, issuing and activating new cards, extending credit to new cardholders, authorizing purchases made with the new cards, customer care and billing and remittance services. The new Alliance Data credit card program is separate from and has no relation to the Company's existing or prior credit card programs. Alliance Data began issuing cards under this program in May 2003.

The Company is charged a customary fee on all credit transactions with Alliance Data Systems ("Alliance Data"). In addition, payments to the Company for customer purchases made with their Alliance Data-issued cards are subject to a 20% "holdback". The holdback currently equals 20% of the principal portion of the receivable balance for Spiegel accounts financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its operating expenses and principal balance write-offs in connection with customers' failure to pay their credit card accounts under certain circumstances, including cessation of the Company's business or termination of the agreement or its funding arrangement. The agreement also contains certain restrictions limiting the Company's ability to make significant changes to its operations. Upon the Company's emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated if the Company satisfies certain financial criteria. The Company has recorded the holdback, which approximates $1 million as of June 28, 2003, as a receivable in the consolidated balance sheet. As of June 28, 2003, a reserve was not recorded against this receivable as the Company believes that the balance is collectible. The Company will re-assess the collectability of the receivable balance each period based upon the collection rates on the credit cards and the likelihood that the Company will emerge from Chapter 11 and will be able to meet the financial criteria contained in the agreement. In the event the agreement is terminated under certain circumstances, the Company is required to purchase a substantial portion of the unpaid and outstanding accounts including outstanding finance charges and fees.

     Unaudited Financial Statements

The Company has filed, pursuant to the terms of the SEC Judgment discussed in the "Introductory Note" to this report, its unaudited consolidated financial statements for the quarter ended June 28, 2003 and related notes in this report. These financial statements and notes have not been reviewed in accordance with Statement on Auditing Standards ("SAS") No. 100 and may be subject to future adjustment. In addition, any financial information derived from the Company's 2002 fiscal year financial statements has not been audited and 2003 information has not been reviewed in accordance with SAS No. 100 and may similarly be subject to future adjustment. The Company is unable at this time to predict what the report of the independent examiner appointed by the SEC will conclude or whether these conclusions will require any adjustments to the Company's consolidated financial statements. In addition, the reorganization process or the formation or consummation of a plan of reorganization may result in the need to modify or update the financial statement disclosures included in the Company's final Form 10-Q for the period ended June 28, 2003. Future events may also result in adjustments to the consolidated financial statements or disclosures. Because the independent audit for fiscal 2002 and the review for the first and second quarters of fiscal 2003 have not been completed, the financial information contained herein may be subject to further adjustment for the Pay Out Events on the Company's receivables securitizations or other events that may occur after the date of this filing but are required under generally accepted accounting principles to be reflected in prior periods. The Company expects any independent auditors' report issued to contain an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern.

     Store Closures and Asset Impairments

In April 2003, the Company announced its intent to close all 21 of its Spiegel and Newport News outlet and clearance stores as part of its reorganization efforts. The Company will consider reopening some of these stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News. The Company anticipates the closure of each of the Spiegel outlet stores in the third quarter of 2003. As of the second quarter of 2003, two of the Company's Newport News stores were closed, while the remaining three stores are planned to close in the third quarter of 2003. The store closing plan has received bankruptcy court approval.

In April 2003, the Company announced its intent to close 60 under-performing Eddie Bauer stores as a part of its ongoing reorganization process. The store-closing plan has received bankruptcy court approval. The Company will close these stores upon completion of the related store-closing inventory sales. As of June 28, 2003, 14 of these stores have been closed.

The Company has announced its intent to close a customer contact center located in Bothell, Washington and one in Rapid City, South Dakota. The Bothell center will be closed in the third quarter of 2003 and the Rapid City facility will be closed by the end of the year. In addition, the Company announced its intent to consolidate its retail distribution facility in Columbus, Ohio with its facility in Groveport, Ohio. Finally, the Company announced its intent to close its distribution facility located in Newport News, Virginia. The facility is scheduled to close at the end of December 2003.

Asset impairments were recorded in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The closure of retail and outlet stores described above resulted in the write-off of approximately $11 million in assets primarily related to leasehold improvements that have no future benefit. Finally, as part of the reorganization process, the Company recorded a write-off of approximately $35 million for a rent leveling asset and other assets associated with a leased building. The impairment was recorded based upon management's decision to terminate the related lease agreement. The Company will record a liability in the future period for the lease rejection cost associated with this lease when the Company formally notifies the landlord or ceases using the facility, whichever is sooner. The expense will likely have a material impact on the consolidated financial statements. The Company abandoned certain capital projects due to capital expenditure restrictions, which led to the write-off of approximately $21 million in assets.

     Seasonality

The Company's retail and direct businesses experience two distinct selling seasons, spring and fall. The spring season is comprised of the first and second quarters and the fall season is comprised of the third and fourth quarters. Net sales are usually substantially higher in the fall season and selling, general and administrative expenses as a percentage of net sales are usually higher in the spring season. Approximately 32% of annual net sales in fiscal 2002 occurred in the fourth quarter. The Company's working capital requirements also fluctuate throughout the year, increasing substantially in September and October in anticipation of the holiday season inventory requirements. Accordingly, the results for the first two quarters are not necessarily indicative of the results to be expected for the entire year.

RESULTS OF OPERATIONS

The following table sets forth the statements of operations data for the 13 and 26 weeks ended June 28, 2003 and June 29, 2002.

                                               Thirteen Weeks Ended   Twenty-six Weeks Ended
                                               --------------------   ----------------------
                                                June 28,   June 29,    June 28,    June 29,
($000's omitted)                                  2003       2002        2003        2002
--------------------------------------------   ---------   --------   ---------   ----------
Net sales                                      $ 426,613   $533,540   $ 840,180   $1,070,506
Finance revenue                                      609      5,158     (30,460)      18,069
Other revenue                                     45,695     66,948      96,561      134,100
                                               ---------   --------   ---------   ----------
Total net sales and other revenues               472,917    605,646     906,281    1,222,675
Cost of sales                                    291,457    325,637     552,732      668,694
Selling, general and administrative expenses     242,403    320,040     513,775      623,472
                                               ---------   --------   ---------   ----------
Operating loss                                   (60,943)   (40,031)   (160,226)     (69,491)
Interest expense                                   1,200     16,067      18,887       29,978
Minority interest in (income) loss of
   consolidated subsidiary                            --         (6)         --           26
Reorganization items, net                         84,422         --      98,412           --
                                               ---------   --------   ---------   ----------
Net loss                                       $(146,565)  $(56,104)  $(277,525)  $  (99,443)
                                               =========   ========   =========   ==========
Other information:
Gross profit margin (% of total net sales)          31.7%      39.0%       34.2%        37.5%
SG&A expenses (% of total revenue)                  51.3%      52.8%       56.7%        51.0%

Comparison of the 13-Weeks Ended June 28, 2003 and June 29, 2002

Net sales: Net sales decreased by $106,927 or 20% to $426,613 for the 13-weeks ended June 28, 2003 from net sales of $533,540 for the 13-weeks ended June 29, 2002. Retail sales consist of all store sales, including discount and clearance stores, and direct sales represent catalog and e-commerce sales. Net sales for the second quarter include approximately $26 million in liquidation sales resulting from the sale and transfer of inventory to an independent liquidator in conjunction with the closing of 81 stores. The liquidator is conducting store-closing inventory sales as part of the plan to close 60 Eddie Bauer retail and outlet stores, 16 Spiegel outlet and clearance stores and five Newport News outlet stores. Excluding liquidation sales, net sales decreased approximately 25% versus the comparable period in the prior year. The decrease in net sales was caused by a 43% decrease in catalog net sales, a 4% decrease in retail net sales (which primarily relates to Eddie Bauer), and a 12% decrease in e-commerce net sales. Eddie Bauer comparable store sales decreased 8% from the prior year. (A store is included in comparable store sales if it has been open at least one fiscal year prior to the beginning of the quarter.) Net sales, particularly in the direct business, declined primarily due to the Company's decision in early March to cease honoring the private-label credit cards issued by First Consumers National Bank to customers of its merchant companies (Eddie Bauer, Newport News and Spiegel Catalog). On April 28, 2003, the Company announced that it had entered into an agreement with Alliance Data Systems, to establish a new private-label credit card program for its merchant companies. The new Alliance Data credit card program is separate from and has no relation to the Company's prior credit card programs. See "-Cancellation of Private Label Cards" above for a further discussion of the agreement with Alliance Data. During the second quarter of 2002, approximately 33% of the Company's net sales were made with the Company's private-label cards. During the second quarter of 2003, less than 5% of the Company's net sales were made with the new private-label credit cards issued by Alliance Data Systems. The discontinuance of the charging privileges on the Company's private label cards and FCNB MasterCard and Visa cards has had and will continue to have a substantial negative impact on the Company's net sales. Also contributing to the decrease in net sales was weak customer demand, as well as a planned decline in catalog circulation for each of the merchants and reduced promotional activity at Eddie Bauer.

Finance revenue: Finance revenue decreased $4,549 from $5,158 in the second quarter of 2002 to $609 in the second quarter of 2003. The substantial decrease in finance revenue in 2003 primarily resulted from the Pay Out event and the cancellation of the private label credit cards as described above. Finance revenue in 2003 represents revenue generated from the Company's merchant issued credit card program, which was cancelled in May 2003. Historically, when the Company securitized its private-label credit card receivables, it retained interest-only strips, subordinated investor certificates, receivables, servicing rights and cash reserve accounts, all of which comprise retained interests in the securitized receivables. The Company estimated the present value of estimated future cash flows expected to be received over the liquidation period using certain assumptions, including portfolio yield, charge-offs, liquidation rates, interest rates and discount rates. Using these future cash flow estimates, the Company recognized finance revenue over the liquidation period of the receivables portfolio. Upon a change in the estimated future cash flows of the receivables portfolio, the Company recorded gains or losses as additions or subtractions, respectively, to finance revenue. Any excess cash flows resulting from the Company's receivables securitizations were recorded as finance revenue when earned. Finance revenue also includes finance charges and fees on the Company's unsecuritized private-label credit cards.

Other revenue: Other revenue consists primarily of: (1) amounts billed to customers for catalog and e-commerce shipping and handling, (2) royalty revenues related to the use of the Eddie Bauer name, and (3) revenues generated from customer list sales to third-parties. Other revenue decreased by $21,253, or 32%, from $66,948 in 2002 to $45,695 in the second quarter of 2003. The decrease resulted primarily from lower shipping and handling income at the merchant companies caused by lower sales volume.

Cost of sales: Cost of sales decreased by $34,180 or 11% to $291,457 for the second quarter of 2003, from $325,637 for the second quarter of 2002. As a percentage of net sales, however, cost of sales increased to 68% for 2003 from 61% in the comparable period of the prior year. The increase as a percentage of net sales was driven by higher liquidation markdowns recorded in the current year based upon the decision in the second quarter to change the merchandise assortment and overall brand strategy at Spiegel Catalog and, to a lesser extent, was also due to the sale of inventory in the second quarter to a liquidator in connection with store closings.

Selling, general and administrative expenses ("SG&A"): SG&A expenses decreased $77,637 or 24%, to $242,403 for the second quarter of 2003 from $320,040 for the second quarter of 2002. As a percentage of total revenue, SG&A expenses decreased to 51% for the second quarter of 2003 from 53% in the comparable period of the prior year. This decrease was primarily due to lower overall expenses on the private label credit card operations versus the comparable period of the prior year. Partially offsetting this decrease was lower advertising productivity, which resulted in higher advertising costs as a percentage of net sales.

Operating loss: The Company recorded an operating loss of $60,943 for the second quarter of 2003 compared to an operating loss of $40,031 for the comparable period of the prior year. The higher operating loss in the current period was due to lower net sales and shipping and handling income at each of the merchant operations as well as higher liquidation markdowns recorded in the current period based upon the decision in the second quarter to change the merchandise assortment and overall brand strategy at Spiegel Catalog.

Interest expense: Interest expense totaled $1,200 and $16,067 for the second quarter of 2003 and 2002, respectively. This decrease was due to the Company's filing under Chapter 11 of the U.S. Bankruptcy Code on March 17, 2003. The Company's contractual interest for the second quarter of 2003 was $23,432.

Income tax benefit: The Company has recorded no tax benefits associated with its pretax losses incurred for the second quarter of 2003 and 2002, respectively, due to substantial doubt about the Company's ability to continue as a going concern (see Note 1 to the Consolidated Financial Statements). Management believes that it is more likely than not that such deferred tax benefits will not be realized in the future. The Company assesses its effective tax rate on a continuous basis.

Reorganization items, net: Reorganization items, net related to the Company's filing for Chapter 11 under the U.S. Bankruptcy Code totaled $84,422 for the second quarter of 2003 versus $0 in the comparable period of the prior year. Reorganization expenses included $10,233 in professional fees incurred after the Chapter 11 filing date which related directly to the bankruptcy filing, $68,582 in asset impairments recorded as part of the Company's bankruptcy reorganization activities, and $5,263 for severance costs associated with the Company's reorganization activities. The Company expects to record expenses for lease rejection costs and headcount reductions in future periods, which will have a material impact on the consolidated financial statements. See Note 7 to the Consolidated Financial Statements.

Comparison of the 26-Weeks Ended June 28, 2003 and June 29, 2002

Net sales: Net sales decreased by $230,326 or 22% to $840,180 for the 26 weeks ended June 28, 2003 from net sales of $1,070,506 for the 26 weeks ended June 29, 2002. Net sales for the first half of 2003 included approximately $26 million in liquidation sales resulting from the sale and transfer of inventory to an independent liquidator in conjunction with the closing of 81 stores. Excluding liquidation sales, net sales decreased approximately 24% versus the comparable period in the prior year. The decrease in net sales was caused by a 41% decrease in catalog net sales, a 7% decrease in retail net sales (which primarily relate to Eddie Bauer), and an 11% decrease in e-commerce net sales. Eddie Bauer comparable store sales decreased 9% from the prior year. Net sales, particularly in the direct business, declined primarily due to the Company's decision in early March to cease honoring the private-label credit cards issued by First Consumers National Bank to customers of its merchant companies (Eddie Bauer, Newport News and Spiegel Catalog). During the first half of 2002, approximately 35% of the Company's net sales were made with the Company's private-label cards. During the first half of 2003, approximately 11% of the Company's net sales were made with the new private-label credit cards issued by Alliance Data Systems. Also contributing to the decrease in net sales was weak customer demand, as well as a planned decline in catalog circulation for each of the merchants and reduced promotional activity at Eddie Bauer.

Finance revenue: Finance revenue decreased $48,529 from $18,069 in the first half of 2002 to a loss of $(30,460) in the first half of 2003. The substantial decrease in finance revenue in 2003 primarily resulted from the Pay Out event and the cancellation of the private label credit cards as described above.

Other revenue: Other revenue decreased by $37,539, or 28%, from $134,100 in the first half of 2002 to $96,561 in the first half of 2003. The decrease resulted primarily from lower shipping and handling income at the merchant companies caused by lower sales volume. In addition, the decrease resulted from lower commissions generated from third parties to syndicate their catalogs.

Cost of sales: Cost of sales decreased by $115,962 or 17% to $552,732 for the first half of 2003, from $668,694 for the first half of 2002. As a percentage of net sales, cost of sales increased to 66% for 2003 from 62% in the comparable period of the prior year. The increase as a percentage of net sales was driven by higher liquidation markdowns recorded in the current year based upon the decision to change the merchandise assortment and overall brand strategy at Spiegel Catalog, and to a lesser extent, was driven by sales of inventory to a liqudator in connection with store closings. This was partially offset by higher product cost savings generated at the Eddie Bauer retail operations.

Selling, general and administrative expenses ("SG&A"): SG&A expenses decreased $109,697 or 18% to $513,775 for the first half of 2003 from $623,472 for the first half of 2002. As a percentage of total revenue, SG&A expenses approximated 57% for the first half of 2003 and 51% for the first half of 2002. In 2003, SG&A expenses as a percentage of total revenue increased due to lower finance revenue recorded in the current year versus the prior year period. In addition, lower advertising productivity, which resulted in higher advertising costs as a percentage of net sales contributed to the increase in the current year percentage.

Operating loss: The Company recorded an operating loss of $160,226 for the first half of 2003 compared to an operating loss of $69,491 for the comparable period of the prior year. The higher operating loss in the current year was due to lower net sales and lower shipping and handling income recorded in the current year as well as higher liquidation markdowns recorded in the current year.

Interest expense: Interest expense totaled $18,887 and $29,978 for the first half of 2003 and the first half of 2002, respectively. This decrease was due to the Company's filing for Chapter 11 under the U.S. Bankruptcy Code on March 17, 2003. The Company's contractual interest for the first half of 2003 was $44,624.

Income tax benefit: The Company has recorded no tax benefits associated with its pretax losses incurred for the first half of 2003 and the first half of 2002 due to substantial doubt about the Company's ability to continue as a going concern (see Note 1 to the Consolidated Financial Statements). Management believes that it is more likely than not that such deferred tax benefits will not be realized in the future. The Company assesses its effective tax rate on a continuous basis.

Reorganization items, net: Reorganization expenses related to the Company's filing for Chapter 11 under the U.S. Bankruptcy Code totaled $98,412 for the first half of 2003 versus $0 in the comparable period of the prior year. Reorganization expenses included $11,133 in professional fees incurred after the Chapter 11 filing date which related directly to the bankruptcy filing, $68,582 in asset impairments recorded as part of the Company's bankruptcy reorganization activities, $8,669 for financing fees, $6,960 for interest rate swaps and approximately $5,263 for severance costs associated with the Company's reorganization activities. See Note 7 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company has historically met its operating and cash requirements through funds generated from operations, the securitization of credit card receivables and the issuance of debt and common stock. However, the Company was unable to successfully negotiate a new credit facility with its lending institutions, to obtain an amended settlement agreement with MBIA Insurance Corporation ("MBIA"), and to assure the future achievement of minimum performance requirements under its securitization transactions. Accordingly, on March 17, 2003, Spiegel, Inc. and 19 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (as discussed above). These matters raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

Net cash provided by operating activities before reorganization items totaled $40,883 for the 26-week period ended June 28, 2003 compared to cash used in operating activities of $63,827 for the 26-week period ended June 29, 2002. The improvement in the first half of 2003 resulted from lower payments made in 2003 for trade accounts payable versus the comparable period in the prior year. In addition, inventory levels declined $86,330 in the first half of 2003 partially due to liquidation sales resulting in the sale and transfer of inventory to an independent liquidator in conjunction with the closing of 81 stores. Inventory levels were also 25% lower at June 28, 2003 as compared to June 29, 2002 due to effective inventory management.

Net cash used for reorganization items totaling $24,173 represents primarily payments made to professionals for services related to reorganization activities under the Chapter 11 bankruptcy filing, as well as payments made to consummate a new DIP facility and severance payments.

Net cash provided by investing activities totaled $770 for the first half of 2003 compared to net cash used in investing activities of $74,076 in the same period last year. The prior year period included an increase in the cash reserve requirements for private-label preferred credit card receivable securitizations of $67,670 due to unfavorable private-label preferred credit card portfolio performance driven by higher charge-offs. During the first half of 2003, there was no increase in cash reserve requirements as the maximum cash reserve requirement was outstanding at December 28, 2002. Historically, the Company maintained cash reserve accounts as necessary, representing reserve funds used as credit enhancement for specific classes of investor certificates. Cash reserve requirements were determined based upon the actual performance of the credit card portfolio. The performance of the credit card portfolio was measured based primarily upon actual finance yield and charge-off rates.

     Debt Obligations

As of June 28, 2003, total debt was $48,000 compared to $1,300,857 as of June 29, 2002. The decrease in debt in the first half of 2003 was driven by the Company's filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As discussed above under "General," this resulted in the Company reflecting its secured debt outstanding at the time of the filing as a debt obligation. The remaining $1,252,857 of unsecured debt, which was outstanding as of March 17, 2003, was re-classified to liabilities subject to compromise in the consolidated balance sheet at June 28, 2003.

In connection with its Chapter 11 filing, the Company secured a $400 million senior secured debtor-in-possession financing facility (the "DIP Facility") from Bank of America, N.A., Fleet Retail Finance Inc. and The CIT Group/Business Credit, Inc. On April 30, 2003, the bankruptcy court granted final approval for the entire DIP Facility. The DIP Facility will be used to supplement the Company's cash flow during the reorganization process.

The DIP facility is a revolving credit facility under which Spiegel, Inc., Eddie Bauer, Inc., Spiegel Catalog, Inc., Ultimate Outlet, Inc. and Newport News, Inc. are the borrowers and, together with the other Chapter 11 debtor subsidiaries, are guarantors. The DIP Facility has super priority claim status in the Chapter 11 case and is secured by first priority liens on all of the debtors' assets, subject to the following: valid and unavoidable pre-petition liens, certain other permitted liens applicable to certain assets, the fees and expenses of the independent examiner appointed by the court in connection with the SEC Judgment and up to $7 million for professional and administrative fees.

Of the DIP Facility, $50 million constituted a Consumer Credit Card Accounts Facility, which permits the Company to finance consumer receivables generated under credit cards issued directly by the Company's merchant companies. Under the terms of the DIP Facility, the Company at its option terminated the Consumer Credit Card Accounts Facility effective as of May 12, 2003. As a result, on such date the maximum amount available to be borrowed under the DIP Facility was permanently reduced to $350 million. This action was taken primarily because:
(i) the private label credit card financing arrangements with Alliance Data had commenced by such date and (ii) earlier termination of the Consumer Credit Card Accounts Facility resulted in less unused DIP Facility line fees payable by the Company. Advances under the DIP Facility may not exceed a borrowing base equal to various percentages of the Company's eligible accounts receivable, eligible inventory and eligible real estate, less specified reserves.

Borrowings under the DIP Facility bear interest, at the option of the borrower, at prime plus 1.00% or at LIBOR plus 3.00%. As of June 28, 2003, there were no borrowings drawn under the DIP Facility. However, there were $2.8 million in trade letters of credit outstanding at June 28, 2003. The Company is obligated to pay an unused commitment fee of 0.5% per annum on the unused amount of the maximum committed amount. The DIP Facility is scheduled to terminate on March 17, 2005.

The DIP Facility contains customary covenants, including certain reporting requirements and covenants that restrict the ability of the Company and its subsidiaries to incur or create liens, incur indebtedness and guarantees, make dividend payments and investments, sell or dispose of assets, change the nature of its business, enter into affiliated transactions and engage in mergers or consolidations. An event of default would occur under the DIP Facility if the Company or its subsidiaries failed to comply with these covenants, in some cases, after the expiration of a grace period. Upon the occurrence of an event of default, borrowings under the DIP Facility would, upon demand, become due and payable.

In March 2002, the Company entered into a Vendor Payment Services Agreement with Otto International Hong Kong (OIHK), a related party, in order to permit the Company to obtain inventory in Asia. The duration of the agreement is for one year, automatically continuing unless terminated by either party with three months' written notice. Under the terms of the agreement, the Company has open account terms with various vendors in certain countries in Asia. OIHK pays these vendors the purchase price for goods, less a fee, within seven days of the purchase order receipt. Since the bankruptcy filing, the Company prepays OIHK for 100% of the purchase order value for goods purchased by Spiegel, Newport News and Eddie Bauer. Prior to the bankruptcy filing, the Company had terms ranging from 21 to 60 days to remit cash to OIHK. OIHK has asserted, that under the terms of the agreement, it has a lien over certain goods supplied to the Company. The Company and its creditors have reserved the right to contest the validity and amount of the OIHK liens in the Chapter 11 proceeding. A substantial amount of the Company's inventory purchases have been obtained under the agreement, (approximately $92,336 and $53,883 for the first half of 2003 and 2002, respectively.) If the agreement is terminated by OIHK, the Company would be required to find alternative methods for obtaining inventory purchases in Asia. This would likely result in an increase in letters of credit required to finance the Company's inventory purchases. This could result in disruption to the existing operations and, if alternative financing was not obtained, the Company's operations would be materially adversely affected.

The Company's pre-petition credit facilities prior to the Chapter 11 filing are as described in Note 9 to the Company's Consolidated Financial Statements.

The Company's ability to continue as a going concern will depend upon, among other things, the confirmation of a plan of reorganization, its compliance with the provisions of the DIP Facility and its ability to generate cash from operations and obtain financing sufficient to satisfy its future obligations. These challenges are in addition to the operational and competitive challenges the Company's business faces. The Company anticipates that its DIP Facility, together with its current cash reserves and cash flow from its operations, will be sufficient to fund its operations during the reorganization process. However, the Company has no experience operating as a debtor-in-possession. As a result, the assumptions underlying its projected cash requirements during the bankruptcy process may prove to be inaccurate.

As of June 28, 2003 the Company's contractual cash obligations excluding liabilities subject to compromise and including leases that have not been rejected as of June 28, 2003 are as follows:

                           2003       2004      2005      2006      2007     Thereafter
                         --------   -------   -------   -------   --------   ----------
DIP Facility             $     --   $    --   $    --   $    --   $     --    $     --
Secured Notes              48,000        --        --        --         --          --
Operating leases           65,110    95,897    82,385    68,937     59,229     180,823
                         --------   -------   -------   -------   --------    --------
Total cash obligations   $113,110   $95,897   $82,385   $68,937   $ 59,229    $180,823
                         ========   =======   =======   =======   ========    ========

Contractual cash obligations that are subject to compromise have been deferred due to the Chapter 11 filing and therefore are omitted from the table (See Note 6 to the Consolidated Financial Statements).

Other commercial commitments outstanding at June 28, 2003, included a lease guaranty bond and certain guarantees for the payment of import fees to customs agents for the importing of goods into the United

States. (See Note 9 to the Consolidated Financial Statements). In addition, there were $2.8 million in trade letters of credit outstanding at June 28, 2003.

MARKET RISK

The Company is exposed to market risk from changes in interest rates and, to a lesser extent, foreign currency exchange rate fluctuations. Prior to the Pay Out Events, which occurred on the Company's receivables securitization transactions in March 2003, the Company was also exposed to market risk on its securitizations. As a result of the Pay Out Events, the Company no longer generates receivables that would be sold to the securitization trusts.

In seeking to minimize risk, the Company historically managed exposure through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company has not used financial instruments for trading or other speculative purposes and is not party to any leveraged financial instruments.

     Interest Rates

In connection with its filing for bankruptcy protection in March, the Company secured the $350 million DIP Facility described above. As of June 28, 2003, no amounts have been borrowed under this facility. All future borrowings under this facility will bear interest at rates that represent a margin over either the prime rate or LIBOR. As a result, the Company expects to have interest rate exposure to shifts in these reference interest rates, depending on the type of borrowing it makes under the DIP Facility.

Prior to its Chapter 11 filing, the Company managed interest rate exposure through a mix of fixed and variable-rate financings. The Company was generally able to meet certain targeted objectives through its direct borrowings. Substantially all of the Company's variable-rate exposure related to changes in the one-month LIBOR rate. If the one-month LIBOR rate had changed by 50 basis points, the Company's interest expense in 2002 would have changed by approximately $3,926. Interest rate swaps were used to minimize interest rate exposure when appropriate, based on market conditions. The notional amounts of the Company's interest rate swap agreements totaled $65,000 at December 28, 2002. See Note 9 to the Consolidated Financial Statements for a description of these swap arrangements. As a result of the Company's Chapter 11 filing, in the first quarter of 2003, the Company's interest rate swap agreements were determined to be ineffective which resulted in the Company reclassifying approximately $6,960 from accumulated other comprehensive loss in the stockholders' (deficit) equity section of the consolidated balance sheet to reorganization items, net in the consolidated statement of operations.

The Company is uncertain whether it will enter into swap agreements during the Chapter 11 bankruptcy filing.

The Company is subject to foreign currency risk related to its Canadian operations, as well as joint venture investments in Germany and Japan. The Company is party to certain transactions with the Canadian operations and joint ventures that are denominated in foreign currencies. The Company believes that its exposure to foreign exchange rate risk is not material due to the size and nature of the operations.

CRITICAL ACCOUNTING POLICIES

Management's Discussion and Analysis discusses the Company's Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Management generally evaluates its estimates and assumptions on an ongoing basis for significant changes or events. Actual results may differ from these estimates under different assumptions or conditions. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact the Company's financial condition or results of operations. The receivables and reorganization charges accounting policies described below represent new critical accounting policies in the second quarter of 2003. The receivables policy reflects the new agreement with Alliance Data Systems described below. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

     Receivables

The Company is charged a customary discount fee on all credit transactions with Alliance Data Systems. In addition, payments to the Company for customer purchases made with their Alliance Data-issued cards are subject to a 20% "holdback" fee. The holdback currently equals 20% of the principal portion of the receivable balance financed by Alliance Data at each month end. Alliance Data may draw against the holdback for reimbursement of a portion of its write-offs in connection with customers' failure to pay their credit card accounts under certain circumstances. Upon the Company's emergence from Chapter 11, the holdback will be reduced to 10%, and thereafter would be eliminated if the Company's satisfies certain financial criteria. The Company has recorded the holdback, which approximates $1 million as of June 28, 2003, as a receivable in the consolidated balance sheet. As of June 28, 2003, a reserve was not recorded against this receivable as the Company believes that the balance is collectable. The Company will assess the collectability of the receivable balance each period based upon the historical collection rates on the credit cards, which to date have been limited, and management's determination of the likelihood that the Company will emerge from Chapter 11 and will be able to meet the financial criteria contained in the agreement at that time. Each of these factors is highly uncertain. Future events may have a significant effect on management's estimates or determinations, which may cause the Company to reserve against or write off all or a portion of this holdback.

     Discontinued Operations

In the fourth quarter of 2001, the Company formulated a plan to sell the bankcard segment. Therefore, the assets and liabilities of the bankcard segment are included in discontinued operations. Discontinued operations reflect the assets and liabilities of the bankcard segment based on management's best estimates of the amounts expected to be realized on the sale or liquidation of the bankcard segment. As of June 28, 2003, the Company had not received an acceptable offer for the sale of the bankcard segment and has begun the liquidation of FCNB. On June 25, 2003, FCNB stopped the servicing of its bankcard and private label portfolios and transferred the servicing of the bankcard and private label portfolios to First National Bank of Omaha and Cardholder Management Services, respectively. The Company has determined that its accrual for the estimated loss on disposal is adequate to account for the liquidation of the bankcard segment. The estimated loss on disposal of the bankcard segment is highly sensitive to changes in market conditions, as well as changes in the bankcard receivable portfolio performance. Future events may have a significant effect on the amount of the assets and liabilities recorded for the bankcard segment, including additional liabilities arising from the Pay Out Events and FCNB's servicing of both private label and bankcard receivables. In addition, the settlement of liabilities recorded by FCNB may also result in significant changes to the results of the private-label credit card operation, Spiegel Acceptance Corporation ("SAC"), which is reflected as part of the continuing operations of the Company. This is due to an intercompany agreement between FCNB and SAC. This may have a significant impact on the results of the Company in future periods. These estimates may be revised in subsequent periods as new information becomes available.

     Inventory Valuation

Inventories, principally merchandise available for sale, are stated at the lower of cost or market. Cost is determined primarily by the average cost method or by the first-in, first-out method. The average cost or first-in, first-out method inherently requires management judgment and contains estimates such as the amount of markdowns necessary to clear unproductive or slow-moving inventory, which may impact the ending inventory valuation as well as gross margins. In addition, the Company considers the impact of store closings and the future sale of inventory to liquidators in its assessment of inventory valuation. The Company reviews its provision for excess and obsolete inventory on an on-going basis to ensure that inventory values are reflected at their estimated net realizable value. In the second quarter of 2003, the Company recorded an incremental provision based upon the decision to change the merchandise assortment and overall brand strategy at Spiegel Catalog. This decision will result in a lower net realizable value for the existing inventory on hand as the product will be marked down in order to sell the inventory in advance of the receipt of the new merchandise assortment. Although the Company has seen a significant decline in net sales, the Company has managed its inventory purchases in line with the corresponding net sales declines.

     Long-Lived Asset Impairment

The Company has a significant investment in intangible assets and property and equipment. The carrying value of long-lived assets are periodically reviewed by the Company whenever events or changes in circumstances indicate that a potential impairment has occurred. For long-lived assets held for use, a potential impairment occurs if projected future undiscounted cash flows are less than the carrying value of the assets. The estimate of cash flows includes management's assumptions of cash inflows and outflows directly resulting from the use of that asset in operations. When a potential impairment has occurred, an impairment write-down is recorded if the carrying value of the long-lived asset exceeds its fair value. The Company is in the process of closing 60 Eddie Bauer stores and 21 Spiegel and Newport News clearance and outlet stores in 2003 as part of its reorganization efforts. As a result, the Company has recorded certain write-downs in its property and equipment as described in Note 7 to the Consolidated Financial Statements.

     Revenue Recognition

The Company records revenue at the point of sale for retail stores and at the time of shipment for catalog and e-commerce sales. Membership fee revenue related to discount clubs offered to direct customers is recognized in net sales over the term of the membership, which is 12 months. Amounts billed to customers for catalog and e-commerce shipping and handling are recorded as other revenue at the time of shipment.

     Advertising Costs

Costs incurred for the production and distribution of direct response catalogs are capitalized and amortized over the expected lives of the catalogs, which are less than one year. The amortization expense is recorded in the period that the sales associated with the catalog are expected to be realized. Actual sales may deviate significantly from forecasted sales, which may result in significant changes in the amortization expense recorded in a particular period. All other advertising costs for catalog, e-commerce, retail and credit operations are expensed as incurred.

     Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. As of June 28, 2003 and December 28, 2002, the Company has recorded a valuation allowance against its total net deferred tax assets due to substantial doubt about the Company's ability to continue as a going concern. The Company performs a review of its deferred tax position on an on-going basis to determine if it is more likely than not that the deferred tax assets recorded by the Company will be realized in future periods.

     Securitizations

Prior to the occurrence of the Pay Out Events described above, the majority of the Company's credit card receivables were transferred to trusts that, in turn, sold certificates and notes representing undivided interests in the trusts to investors. The receivables were sold without recourse. Accordingly, no allowance for doubtful accounts related to the sold receivables was maintained by the Company. When the Company sold receivables in these securitizations, it retained interest-only strips, subordinated certificates, a seller's interest in receivables that are transferred to the trust but are not sold and cash reserve accounts, all of which have been included in retained interests in securitized receivables, with the exception of cash reserve accounts which have been included in other assets. Cash reserve accounts and retained interests in securitized bankcard receivables of FCNB have been included in the Consolidated Balance Sheets in net assets of discontinued operations. For the receivables that were transferred to the trust but were retained by the Company and for receivables that were not transferred to a trust, the Company accounted for these receivables at fair value, which represented the full value of the receivables less an allowance for doubtful accounts. The allowance for doubtful accounts was calculated based on a percentage of the full value of the receivables portfolio. The percentage was determined upon consideration of current delinquency data, historical loss experience and general economic conditions. In addition, for fiscal year 2003 and for fiscal year 2002, management also considered its decision, in March 2003, to cease honoring the private-label and bankcard credit cards issued by FCNB and held in the securitization trusts. These events caused the Company to increase its allowance for doubtful accounts substantially. Future events affecting the Company or relating to its securitization transactions could cause additional changes in the ultimate settlement of these transactions.

Recognition of gain or loss on the sale of receivables to the securitization trusts depended in part on the previous carrying amount of the receivables involved in the transfer and the allocation of the carrying amount between the assets sold and the retained interests based on their relative fair value at the date of transfer. The Company recognized gains or losses upon the sale of the receivables based upon the present value of estimated future cash flows that the Company expected to receive over the liquidation period of the receivables. These future cash flows consisted of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs. For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For fiscal years 2002 and 2003, the collections related to the Company's interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows were calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates and discount rates. These estimates were highly sensitive to changes in portfolio performance and inherently required management judgment on future portfolio performance. Cash reserve accounts were maintained as necessary, representing restricted funds used as credit enhancement for specific classes of investor certificates issued in certain securitization transactions.

In conjunction with its asset-backed securitizations, the Company has recognized gains or losses to earnings based on the fair value of estimated future cash flows that the Company expects to receive over the liquidation period of the receivables. In fiscal year 2002, as a result of the Pay Out Events and allocation of cash flows to pay investors, the Company wrote down all of its retained interest in the securitized receivables. These future cash flows consist of an estimate of the excess or deficit of finance charges and fees over the sum of the interest paid to certificate holders, contractual servicing fees and charge-offs. For fiscal years prior to 2002, estimated future cash flows also included estimated future finance charges and principal collections related to interests in the credit card receivables retained by the Company. For 2002, the collections related to the Company's interests in the credit card receivables were not reflected in the fair value calculation due to the occurrence of the Pay Out Events in March 2003 and the required allocation of cash flow from the receivables to pay investors. Estimates of future cash flows are calculated using management estimates and assumptions of, among other things, portfolio yield, charge-offs, liquidation rates, interest rates, and discount rates. Changes in interest rates and other assumptions and estimates used in determining the present value of these estimated future cash flows have experienced significant shifts in the past based on changes, among other factors, in the credit portfolio, general economic downturn and lower interest rates. As of June 28, 2003, the Company had written down all of its retained interests in the securitized receivables. After the liquidation of the receivables portfolio is completed, the Company may be entitled to a recovery of a portion of its retained interests. This recovery, which is not likely, would be recorded in the period realized.

     Reorganization Charges

The Company has recorded reorganization charges in fiscal year 2003 related to the following actions taken as a result of the bankruptcy and related reorganization activities: closing of stores, consolidation of distribution and call center operations, abandonment of capital projects for information systems, and restructuring of the overall business while in bankruptcy. These charges require judgments about exit costs to be incurred for employee severance, contract and lease terminations, the future net realizable value of long-lived assets and other liabilities. As a result of the bankruptcy proceedings, certain estimates for store closings are now calculated based on statutory formulas, however, significant judgment is involved in estimating the claims of lessors for items other than rent, including cure costs, taxes, utilities, etc. The ability to obtain agreements with lessors to terminate leases or with other parties to assign leases can also affect the accuracy of current estimates. The Company anticipates that material reorganization charges will continue to be incurred in future periods based upon decisions made as part of the reorganization process.

CONTROLS AND PROCEDURES

The Company's independent auditors have informed the audit committee of certain internal control deficiencies that constitute reportable conditions. These control deficiencies relate to the Company's wholly owned subsidiary, FCNB. The deficiencies relate to routine transactions and accounting estimates, policies and procedures, and account balance classifications in the financial statements. FCNB has begun a formal liquidation process that has resulted in significant reductions and changes in staff. The Company's management still believes that significant control deficiencies remain at FCNB and continues to work with the management team to adequately assess the accounting transactions recorded by FCNB management. On June 30, 2003, FCNB commenced its formal liquidation as required by the OCC.

As a result, the Company no longer has control over the disclosure controls and procedures and the internal controls over financial reporting of FCNB and the other subsidiaries of the Company that are managed by FCNB, including FCCC, FSAC and SAC. At this time, the Company cannot be assured you that the financial and other information regarding these entities that is included in this report is accurate or complete.

OTHER RECENT DEVELOPMENTS

In July 2003, the Company received bankruptcy court approval to implement a Key Employee Retention Plan ("KERP"), which provides cash incentives to certain members of the management team and other employees. The KERP is intended to encourage employees to continue their employment with the Company through the reorganization process. The KERP is being finalized and the Company is in the process of implementing it. The plan is attached as Exhibit 99.1 hereto. The Company has also entered into an employment contract with Geralynn Madonna, which is attached hereto as Exhibit 99.2.

On April 24, 2003, the Board approved the creation of a restructuring committee (the "Restructuring Committee"). The Board intends that the Restructuring Committee will be comprised of at least two independent directors and the Company's Chief Restructuring Officer/Interim Chief Executive Officer as soon as qualified independent directors have been selected.

The Restructuring Committee will approve and authorize transactions involving the Company and any director, officer or controlling shareholder of the Company and any family member or affiliate of any of them, and will make recommendations to the full board of directors regarding any other matters relating to or arising out of the restructuring or reorganization of the Company.

FORWARD-LOOKING STATEMENTS

This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this report. Forward-looking statements include information concerning the Company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this report, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the Company's ability to continue as a going concern; uncertainty regarding the Company's ability to operate pursuant to the terms of the DIP Facility; uncertainty regarding the Company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case into a Chapter 7 case; the effect on the Company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the Company of the Pay-Out Events recently experienced by all of the Company's securitization agreements that are backed by the Company's credit card receivables; the ultimate effect on the Company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the bankcard segment; the ability of the Company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the Company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the Company's control.

All future written and oral forward-looking statements made by the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the Company's ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Item 7. Exhibits.

(C) Exhibits

     99.1 Motion and Order pursuant to 11 U.S.C. sec 105(a) and 363(b) authorizing the debtors to implement a Key Employee Retention Plan to pay certain bonuses and to execute and perform under employment agreements with certain key executives

     99.2 Employment agreement, dated as of July 25, 2003 by and between Spiegel, Inc. and Geralynn Madonna.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               SPIEGEL, INC.

Dated: August 12, 2003


                               /s/ James M. Brewster
                               -------------------------------------------------
                               James M. Brewster
                               Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)